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                                                                   EXHIBIT 10.44



                         SECURITIES PURCHASE AGREEMENT



                                  BY AND AMONG



                            EPS SOLUTIONS CORPORATION

                                     "BUYER"



                 NATIONAL HEALTH CARE RECOVERY SERVICES, L.L.C.

                                    "COMPANY"



                                       AND



                            THE MEMBERS NAMED HEREIN

                                    "MEMBERS"







                                  MARCH 1, 1999



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
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                                      TABLE OF CONTENTS

1. Sale and Purchase........................................................................1

        1.1    Agreements to Sell and Purchase..............................................1

        1.2    Closing......................................................................1

        1.3    Purchase Price...............................................................2

2. Representations and Warranties of the Company and the Members............................2

        2.1    Organization and Good Standing...............................................2

        2.2    Ownership of Seller Interests................................................2

        2.3    Authorization of Agreement...................................................3

        2.4    Title to Assets..............................................................3

        2.5    Financial Condition..........................................................4

        2.6    Certain Property of the Company..............................................5

        2.7    Year 2000 Compliance.........................................................7

        2.8    No Conflict or Violation.....................................................8

        2.9    Consents.....................................................................8

        2.10   Labor and Employment Matters.................................................8

        2.11   Employee Plans...............................................................9

        2.12   Litigation..................................................................12

        2.13   Certain Agreements..........................................................12

        2.14   Compliance with Applicable Law..............................................13

        2.15   Licenses....................................................................13

        2.16   Accounts Receivable.........................................................14

        2.17   Intercompany and Affiliate Transactions; Insider Interests..................14

        2.18   Insurance...................................................................15

        2.19   Customers...................................................................15
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
        2.20   No Undisclosed Liabilities..................................................16

        2.21   Taxes.......................................................................16

        2.22   Indebtedness................................................................18

        2.23   Environmental Matters.......................................................18

        2.24   Securities Matters..........................................................19

        2.25   Buyer and the Consolidation Transactions....................................21

        2.26   Banks.......................................................................21

        2.27   Powers of Attorneys and Suretyships.........................................22

        2.28   Brokers.....................................................................22

        2.29   Summary of Certain Considerations...........................................22

        2.30   Acknowledgment Regarding Deloitte & Touche LLP..............................22

        2.31   Accuracy of Information.....................................................22

3. Representations and Warranties of Buyer.................................................23

        3.1    Organization and Corporate Authority........................................23

        3.2    No Conflict or Violation....................................................23

        3.3    Capitalization..............................................................23

        3.4    Notes.......................................................................23

        3.5    Litigation..................................................................24

        3.6    Accuracy of Information.....................................................24

4. Certain Understandings and Agreements of the Parties....................................24

        4.1    Access......................................................................24

        4.2    Confidentiality.............................................................24

        4.3    Certain Changes and Conduct of Business.....................................25

        4.4    Restrictive Covenants.......................................................28

        4.5    Cooperation in Litigation...................................................30

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
        4.6    Tax Matters.................................................................31

        4.7    Consolidation Transactions..................................................34

        4.8    Supplemental Disclosure.....................................................34

        4.9    HSR.........................................................................35

        4.10   Competing Proposals.........................................................35

        4.11   Bonus Plan..................................................................35

        4.12   Best Efforts................................................................36

        4.13   Further Assurances..........................................................36

        4.14   Notice of Breach............................................................36

5. Survival; Indemnification...............................................................36

        5.1    Survival....................................................................36

        5.2    Indemnification by the Members..............................................37

        5.3    Indemnification by Buyer....................................................37

        5.4    Indemnification Procedure...................................................38

        5.5    Payment.....................................................................39

        5.6    Limitations.................................................................39

6. Conditions to Closing...................................................................40

        6.1    Conditions to Obligations of Each Party.....................................40

        6.2    Conditions to Obligations of Buyer..........................................41

        6.3    Conditions to Obligations of the Members....................................43

7.Miscellaneous............................................................................45

        7.1    Termination.................................................................45

        7.2    Notices.....................................................................45

        7.3    Assignability and Parties in Interest.......................................46

        7.4    Governing Law...............................................................46
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
        7.5    Counterparts................................................................46

        7.6    Publicity...................................................................47

        7.7    Complete Agreement..........................................................47

        7.8    Modifications, Amendments and Waivers.......................................47

        7.9    Headings; References........................................................47

        7.10   Severability................................................................47

        7.11   Investigation...............................................................48

        7.12   Expenses of Transactions....................................................48

        7.13   Arbitration.................................................................48

        7.14   Submission to Jurisdiction..................................................50

        7.15   Attorneys' Fees.............................................................51

        7.16   Enforcement of the Agreement................................................51

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EXHIBITS

A.      Form of Assignment and Assumption Agreement
B.      Summary of Certain Considerations
C.      Form of Accredited Investor Questionnaire
D.      Form of Subordination Agreement
E.      Form of Employment Agreement
F.      Form of Note



SCHEDULES

1.3               Purchase Price
2                 Disclosure Schedule
2.1               Qualifications to do Business
2.5               Financial Schedules
2.6(a)            Real Property
2.6(b)            Personal Property
2.6(c)            Proprietary Rights
2.9               Consents
2.10              Employees
2.11              Employee Plans
2.12              Litigation
2.13              Contracts
2.15              Licenses
2.18              Insurance
2.21(b)           Tax Returns
2.21(i)           351 Information
2.22              Indebtedness
2.26              Banks
2.28              Brokers
3.5               Litigation
4.3(a)(i)         Permitted Contracts
4.3(a)(xii)       Stockholder Distributions
6.2               Employees Signing Employment Agreements


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                          SECURITIES PURCHASE AGREEMENT

               THIS SECURITIES PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of March 1, 1999 by and among National Health Care Recovery Services, L.L.C., a Delaware limited liability company (the "COMPANY"), the members of the Company listed on the signature page(s) hereof (each such individual a "MEMBER," and collectively, the "MEMBERS") and EPS Solutions Corporation, f/k/a ProfitSource Corporation, a Delaware corporation ("Buyer").

               A. The Company is engaged in the business of health care cost recovery services (the "BUSINESS").

               B. The Members own 100% of the ownership interests in the Company (the "SELLER INTERESTS").

               C. The Members desire to sell to Buyer, and Buyer desires to purchase from the Members all of the Seller Interests on the terms and conditions set forth in this Agreement.

               NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      SALE AND PURCHASE.

        1.1 Agreements to Sell and Purchase.

        On the Closing Date (as hereinafter defined) each Member shall sell to Buyer, and Buyer shall purchase from each Member, the Seller Interests set forth opposite such Member's name on Schedule 1.3, for the purchase price set forth in
Section 1.3. Each Member hereby consents to the transfer of the Seller Interests to Buyer and to Buyer becoming the sole member of the Company.

        1.2 Closing.

The closing of the sale and purchase of the Seller Interests (the "CLOSING") will take place at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California, on a date to be selected by Buyer after all the conditions set forth in Article 6 have either been satisfied or, in the case of conditions not satisfied, waived in writing by the party entitled to the benefit of such conditions (the "CLOSING DATE"). Prior to the Closing Date, Buyer shall provide written notice (the "CLOSING NOTICE") to the Company and the Members informing the Company and the Members of the date selected as the anticipated Closing Date. At the Closing, the Members shall deliver to Buyer or its designees an Assignment and Assumption

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Agreement in the form of Exhibit A, transferring the Seller Interests being sold by the Members and each other instrument of transfer Buyer may reasonably request to vest effectively in Buyer good and valid title to the Seller Interests, free and clear of any liens, pledges, options, security interest, trusts, encumbrances or other rights or interests of any person or entity, together with any taxes, direct or indirect, attributable to such transfer of the Seller Interests, and Buyer shall thereupon pay to each Member the Purchase Price described in part (b) of Section 1.3 for such Member's Seller Interests. Irrespective of the actual Closing Date, the Closing of the transactions contemplated by this Agreement shall be deemed to have occurred as of March 1, 1999.

        1.3 Purchase Price.

        The consideration to be paid by Buyer for the Seller Interests (the "PURCHASE PRICE"), both in the aggregate and to each Member for such Member's Seller Interests, is described in Schedule 1.3.

2.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS.

        Each representation and warranty contained in this Article 2 is qualified by the disclosures made in the disclosure schedule attached hereto as
Schedule 2 (the "DISCLOSURE SCHEDULE"). This Article 2 and the Disclosure Schedule shall be read together as an integrated provision. The Company and the Members, jointly and severally, represent and warrant to Buyer that:

        2.1 Organization and Good Standing.

        The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on the Business as it is now and has since its organization been conducted and as proposed to be conducted, and to own, lease or operate its assets and properties. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified would not have a material adverse effect on the Business or its prospects or the Company's assets or financial condition (a "MATERIAL ADVERSE EFFECT"). Schedule 2.1 lists all of the jurisdictions in which the Company is qualified to do business. Complete and accurate copies of the articles of organization and operating agreement of the Company, with all amendments thereto to the date hereof, have been furnished to Buyer or its representatives.

        2.2 Ownership of Seller Interests.



        (a) The Seller Interests constitute 100% of the ownership interests of the Company ("INTERESTS") and are validly issued and fully paid. The Seller Interests, constitute

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all of the ownership interests of the Company. The Seller Interests owned by each Member are set forth in part (b) of Schedule 1.3. Neither the Members nor the Company has granted, issued or agreed to grant or issue any other equity interests in the Company and there are no outstanding options, warrants, rights to acquire ownership interests in the Company, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, any equity interests of the Company.

        (b) Each of the Members has good and valid title to, and sole record and beneficial ownership of, the Seller Interests owned by such Member, free and clear of any claims, liens, pledges, options, security interests, trusts encumbrances or other rights or interests of any person or entity and each Member has the absolute and unrestricted right, power and authority and capacity to enter into this Agreement.

        (c) All distributions and redemptions made or to be made by the Company with respect to its equity interests have complied or will comply with applicable law.

        (d) All offers and sales of interests of the Company prior to the date hereof were exempt from the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and were registered or qualified under or exempt from all applicable state securities laws.

        (e) The Company does not own, and did not own at any time, directly or indirectly, either of record or beneficially, any equity interest in any entity, and does not have the right to acquire any equity interest in any entity.

        2.3 Authorization of Agreement.

        The Company and the Members have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by the parties hereto in connection herewith (together with all other documents to be delivered in connection herewith or therewith, collectively the "TRANSACTION DOCUMENTS") have (except for Transaction Documents to be executed and delivered solely by Buyer) been duly and validly approved by the Members of the Company and no other proceedings on the part of the Company or the Members are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents to be delivered by the Company or any Member have been (or upon execution will have been) duly executed and delivered by the Company and each Member, have been effectively authorized by all necessary action, and constitute (or upon execution will constitute) legal, valid and binding obligations of the Company and each Member, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other similar laws relating to creditors' rights (the "BANKRUPTCY EXCEPTION.")

        2.4 Title to Assets.


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        The Company is the lawful owner of each of its assets, whether real, personal, mixed, tangible or intangible. All of the Company's assets are sufficient and adequate to conduct the Business as presently conducted; and are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind except any of the following: (i) purchase money security interests in specific items of equipment each having a value not in excess of $100; (ii) Personal Property leased pursuant to Personal Property Leases; (iii) liens for taxes not yet payable; (iv) additional security interests and liens consented to in writing by Buyer; (v) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (vi) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase. There are no outstanding agreements, options or commitments of any nature obligating the Company or any Member to transfer any of the assets of the Company or rights or interests therein to any party.

        2.5 Financial Condition.



        (a) Financial Statements. Schedule 2.5 sets forth the balance sheet of the Company as of December 31, 1998 and the related statement of operations for the fiscal year then ended (the "FINANCIAL STATEMENTS"). The Financial Statements (i) were prepared in accordance with the books and records of the Company; (ii) were prepared in accordance with generally accepted accounting principles applicable to partnerships ("GAAP") and were consistently applied;
(iii) fairly present the financial condition and the results of the operations of the Company as at the relevant dates thereof and for the periods covered thereby; (iv) to the extent required by GAAP, contain and reflect all necessary adjustments and accruals for a fair presentation of the financial condition and the results of the operations of the Company for the periods covered by the Financial Statements (except that the Financial Statements are subject to year-end adjustments, the net effect of which will not represent a Material Adverse Change); (v) to the extent required by GAAP, contain and reflect adequate provisions for all reasonably anticipated liabilities, contingent or otherwise, with respect to the period then ended and all prior periods; and (vi) do not contain any items of a special or nonrecurring nature, except as expressly stated therein. There have been no changes or modifications of revenue recognition, cost allocation practices or method of, accounting or other financial or operational practices or principles except for any such change required by reason of a concurrent change in GAAP during the periods covered by the Financial Statements.

        (b) Absence of Certain Changes. Since the date of the Financial Statements there has not been any Material Adverse Change, or any event, action, or circumstance of the kind described in Section 4.3. For purposes of this Agreement, a "MATERIAL ADVERSE CHANGE"

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means any event, circumstance, condition, development or occurrence causing, resulting in, having, or that could reasonably be expected to have, a Material Adverse Effect.

        2.6 Certain Property of the Company.



        (a) Real Property. The Company has never owned and does not currently own any real property. Schedule 2.6(a) lists all real properties leased by the Company, including a brief description of the operating facilities located thereon, the annual rent payable thereon, the length of the term, any option to renew with respect thereto and the notice and other provisions with respect to termination of rights to the use thereof.

               (i) The Company has a valid leasehold in the real properties shown in Schedule 2.6(a) under written leases (each lease being referred to herein as a "REAL PROPERTY LEASE," and collectively the "REAL PROPERTY LEASES") and to the knowledge of the Company or any Member each Real Property Lease is a valid and binding obligation of each of the other parties thereto, except as enforceability may be limited by the Bankruptcy Exception.

               (ii) The Company is not, and neither the Company nor any Member has any knowledge that any other party to any Real Property Lease is, in default with respect to any material term or condition thereof, and no event has occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Company.

               (iii) To the knowledge of the Company or any Member all of the buildings, fixtures and other improvements to which the Real Property Leases relate are in good operating condition and repair, and the operation thereof as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation.

        (b) Personal Property. Schedule 2.6(b) lists all vehicles, furniture, fixtures, equipment and other items of tangible personal property owned or leased by the Company (the "PERSONAL PROPERTY"). All items of Personal Property are in good operating condition and repair sufficient to enable the Company to operate the Business as presently conducted. The Company holds valid leases in all of the Personal Property leased by it, and none of such Personal Property is subject to any sublease, license or other agreement granting to any person any right to use such property (each such lease, sublease, license or other agreement, a "PERSONAL PROPERTY LEASE," and collectively the "PERSONAL PROPERTY LEASES"). Schedule 2.6(b) provides a description and the location of each item of Personal Property of the Company, accurately identifies such Personal Property as owned or leased, and lists each Personal Property Lease. The Company is not in material breach of or default, and no event has occurred which, with due notice or lapse of time or both, may constitute such a material breach or default, under any Personal Property Lease.


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        (c) Proprietary Rights.

               (i) Schedule 2.6(c) lists all Proprietary Rights (either registered, applied for, or common law) owned by, registered in the name of, licensed to, or otherwise used by the Company that are material to the Business. For purposes of this Agreement "PROPRIETARY RIGHTS" means trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, as well as the following: (i) patents, patentable inventions, discoveries, improvements, ideas, formula, methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data), and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (ii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iii) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (iv) licenses, including, without limitation, software licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (v) Internet Web sites, domain names and registrations or applications for registration thereof; (vi) customer lists;
(vii) books and records describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

               (ii) The Proprietary Rights, together with the Company's other assets, are sufficient to operate the Business as presently conducted and contemplated to be conducted after the Closing. All of the Proprietary Rights that are material to the Business are owned by the Company free and clear of any and all liens, security interests, claims, charges and encumbrances or are used by the Company pursuant to a valid and enforceable license granting rights sufficiently broad to permit the historical and anticipated uses of the Proprietary Rights in connection with the conduct of the Business in the manner presently conducted and to convey such right and authority to Buyer.

               (iii) Schedule 2.6(c) lists any licenses, sublicenses or other agreements pursuant to which the Company grants a license to any person to use the Proprietary Rights or is a licensee of any of the Proprietary Rights.

               (iv) The grants, registrations and applications included in or applicable to the Proprietary Rights listed on Schedule 2.6(c) have not lapsed, expired or been abandoned and no application or registration thereof is the subject of any proceeding before any court, arbitrator, federal, state, local or foreign government agency, regulatory body, or other governmental authority (each a "Governmental Entity," and collectively "Governmental Entities") with authority to bind the Company. There have not been any actions or other judicial or adversary proceedings involving the Company concerning any of the Proprietary


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

Rights, nor to the knowledge of any of the Members, is any such action or proceeding threatened.

               (v) The conduct of the Business does not conflict with valid patents, trademarks, trade secrets, trade names or other intellectual property rights of others. To the knowledge of any of the Members, there are no conflicts with or infringements of any of the Proprietary Rights by any third party.

               (vi) The Company is the sole owner of its trade secrets, including, without limitation, customer lists, formulas, inventions, processes, computer programs and routines associated, developed or used in connection with the Business (the "Trade Secrets"), free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, and has taken all reasonable security measures to protect the secrecy, confidentiality, and value of the Trade Secrets. Any of the employees of the Company and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Trade Secrets, or who have knowledge of or access to information relating to them, have been put on notice and have entered into agreements that the Trade Secrets are proprietary to the Company and not to be divulged or misused.

               (vii) All the Trade Secrets are presently valid and protectable and are not part of the public knowledge or literature; and have not been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of the Company or the Business.

               (viii) The Company has taken all commercially reasonable precautions necessary to ensure that all Proprietary Rights have been properly protected and have been kept secret.

        Year 2000 Compliance.

        All date-related output, calculations or results before, during or after the calendar year 2000 that are produced or used by any hardware, software (other than software that is generally available upon payment of a "shrink-wrap" type license and that has not been customized for use in connection with the Business), firmware or facilities systems (the "COMPUTER SYSTEMS") owned or used by the Company and material to the Business are Year 2000 Compliant. For purposes of this Section, "YEAR 2000 COMPLIANT" means:

        (a) all dates receivable by the Computer Systems, as well as calculations, output and results will (i) include a consistent-length century indicator of at least two base ten digits, and (ii) have date elements in interfaces and data storage that will permit specifying the century to eliminate date ambiguity;

        (b) when any date data is represented without a century, either in an interface or in data storage, the correct century will be unambiguous for all manipulations involving that data;

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

        (c) data calculations involving either a single century or multiple centuries will neither (i) cause an abnormal ending or operation, nor (ii) generate incorrect results or results inconsistent with output or results from any other century;

        (d) when sorting by date, all records will be sorted in accurate chronological sequence; and when the date is used as a key, records will be read and written in accurate chronological sequence; and

        (e) leap years will be determined by the following standard: (i) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (ii) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

        2.8 No Conflict or Violation.

        The execution, delivery and performance by the Company and the Members of this Agreement and the other Transaction Documents to be delivered by the Company or any Member and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate or conflict with any provision of the charter documents or bylaws of the Company; (ii) violate in any material respect any provision or requirement of any domestic or foreign, national, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to the Company or the Business; (iii) violate in any material respect, result in a material breach of, constitute (with due notice or lapse of time or both) a material default or cause any material obligation, penalty, premium or right of termination to arise or accrue under any Contract (as hereinafter defined); (iv) result in the creation or imposition of any material lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of the Company; or
(v) result in the cancellation, modification, revocation or suspension of any material license, permit, certificate, franchise, authorization or approval issued or granted by any Governmental Entity (each a "LICENSE," and collectively, the "LICENSES").

        2.9 Consents.

        Schedule 2.9 lists all consents and notices required to be obtained or given by or on behalf of the Company or any Member before consummation of the transactions contemplated by this Agreement in compliance with all applicable laws, rules, regulations, or orders of any Governmental Entity, or the provisions of any material Contract, and all such consents have been duly obtained and are in full force and effect except where the failure to obtain such consent will not have a Material Adverse Effect.

        2.10 Labor and Employment Matters.

        Schedule 2.10 lists all employees of the Company, including date of retention, current title and compensation. There is no employment agreement, collective bargaining agreement or other labor agreement to which the Company is a party or by which it is bound. The Company has complied in all material respects with all applicable laws, rules and regulations


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

relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Entities and has withheld and paid to the appropriate Governmental Entities or is holding for payment not yet due to such Governmental Entities, all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency; pending labor strike or other material labor trouble affecting the Company; material labor grievance pending against the Company; pending representation question respecting the employees of the Company; pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is a party. For purposes of this Agreement, "EMPLOYEES" includes employees, independent contractors and other persons filling similar functions.

        2.11 Employee Plans.



        (a) All accrued obligations of the Company, whether arising by operation of law, by contract or past custom, or otherwise, for payments by the Company to trusts or other funds or to any Governmental Entity, with respect to unemployment compensation benefits, social security benefits or any other benefits or obligations, with respect to employment of employees through the date hereof have been paid or adequate accruals therefor have been made in the Financial Statements, and adequate accruals for all such obligations will be made through the Closing Date. All reasonably anticipated obligations of the Company with respect to employees, whether arising by operation of law, by contract, by past custom, or otherwise, for salaries, vacation and holiday pay, sick pay, bonuses and other forms of compensation payable to employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date or adequate accruals therefor have been made in the Financial Statements, and adequate accruals for all such obligations will be made through the Closing Date.

        (b) Schedule 2.11 lists all bonus, pension, option, security purchase, benefit, welfare, profit-sharing, deferred compensation, retainer, consulting, retirement, welfare, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all current or former employees, members, officers or directors of the Company, and any other entity ("ERISA AFFILIATE") related to the Company under
Section 414(b), (c), (m) and (o) of the Internal Revenue Code of 1986, as amended (the "CODE") (the "EMPLOYEE PLANS"), together with all accrued liabilities under such Employee Plans. With respect to each Employee Plan, the Company has made available to Buyer, to the extent applicable, true and complete copies of (i) all plan documents, including in the case of any Employee Plan not set forth in writing, a written description thereof, (ii) the most recent determination letter received from the Internal Revenue Service (the "IRS"),
(iii) the
most recent application for determination filed with the IRS, (iv) the latest actuarial valuations, (v) the latest financial statements, (vi) the three (3) most recent Form 5500 Annual Reports, including Schedule A and Schedule B thereto, (vii) all related trust agreements, insurance contracts or other funding arrangements which implement any of such Employee Plans, (viii) all Summary Plan Descriptions and summaries of material modifications and all modifications thereto communicated to employees, and (ix) in the case of stock options or stock appreciation rights issued under any Employee Plan, a list of holders, dates of grant, number of shares, exercise price per share and dates exercisable. Neither the Company nor any ERISA Affiliate of the Company has any liability or contingent liability with respect to the Employee Plans, nor will any of the Company's assets be subject to any lien, charge or claim relating to the obligations of the Company with respect to employees or Employee Plans. No party to any Employee Plan is in default with respect to any material term or condition thereof, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto.

        (c) Each of the Employee Plans, and the administration thereof, is and has been in compliance with the requirements provided by any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and, with respect to each Employee Plan, there is no violation of any reporting or disclosure requirement imposed by ERISA or the Code. Each of the Company and its ERISA Affiliates has made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law or required to be paid as expenses or benefits under such Employee Plan, and has made adequate provision for reserve to satisfy contributions and payments not yet made because they are not yet due under the terms of such Employee Plan. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is and has always been so qualified, and each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is and has always been so exempt, and either has received a favorable determination letter with respect to such qualified status from the IRS or has filed a request for such determination letter with the IRS within the remedial amendment period. Such determination or qualified status will apply from and after the effective date of any such Employee Plan. No act or omission has occurred since the date of the last favorable determination issued with respect to an Employee Plan which could result in a revocation of the Plan's qualified status. In accordance with applicable law, each Employee Plan can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination.

        (d) Neither the Company nor any ERISA Affiliate sponsors or has sponsored, maintained, contributed to, incurred an obligation to contribute to or withdrawn from, any Multi-Employer Plan (as defined in Section 4000(a)(3) of ERISA) or any Multiple Employer Plan (as defined in ERISA Sections 4063 or 4064 or Code Section 413), whether or not terminated, for which any withdrawal or partial withdrawal liability has been or could be incurred, whether or not any such liability has been asserted by or on behalf of any such plan. Neither the Company nor any ERISA Affiliate sponsors or has ever sponsored, maintained, contributed to or incurred an obligation to contribute to any Employee Plan subject to the provisions of Title IV of ERISA.

        (e) Buyer has been provided copies of all manuals, brochures, publications or similar documents of the Company regarding office administration, personnel matters and hiring, evaluation, supervision, training, termination and promotion of employees, including, without limitation, all communications to employees concerning such matters, each of which is an accurate description of the terms of such plans or policies. The Company has no affirmative action obligations.

        (f) There are no contracts, agreements, plans or arrangements covering any of the Company's employees with "change of control" or similar provisions. There is no contract, agreement, plan or arrangement covering the Company or any employee, that individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Neither the Company nor any of its ERISA Affiliates has incurred any liability under the Worker Adjustment Retraining and Notification Act or any similar state law relating to employment termination in connection with a mass layoff, plant closing or similar event, and the transactions contemplated by this Agreement will not give rise to any such liability.

        (g) No Employee Plan has participated in, engaged in or been a party to any Prohibited Transaction (pursuant to Section 4935 of the Code or Section 406 of ERISA and which is not exempt under Section 4975 of the Code or Section 408 of ERISA) and neither the Company nor any ERISA Affiliate has had asserted against it any claim for any excise tax or penalty imposed under ERISA or the Code with respect to any Employee Plan nor, to the knowledge of the Company or any Stockholder is there any basis for any such claim. No officer, director or employee of the Company or any of its ERISA Affiliates has committed a material breach of any responsibilities or obligations imposed upon fiduciaries by Title I of ERISA with respect to any Employee Plan.

        (h) With respect to any Group Health Plan (as defined in Section 5000(b)(1) of the Code) maintained by the Company or any of its ERISA Affiliates, each of the Company and the ERISA Affiliates have complied in all material respects to the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801 and 9802 of the Code. The Company is not obligated to provide health care or other welfare benefits of any kind to its retired or former employees or their dependents, or to any person not actively employed by it, pursuant to the terms of any Employee Plan or pursuant to any agreement or understanding, other than as required by applicable law.

        (i) Other than routine claims for benefits, there is no claim pending or to the knowledge of the Company or any Member, threatened, involving any Employee Plan by any person against such Employee Plan, the Company or any of its ERISA Affiliates. There is no pending or, to the knowledge of the Company or any Member, threatened, proceeding involving any Employee Plan before the IRS, the United States Department of Labor or any other governmental authority.

        2.12 Litigation.

        Except as provided in Schedule 2.12, there are no claims, actions, suits, proceedings, labor disputes or investigations of any nature pending or, to the knowledge of the Company or any Member, threatened by or against the Members, the Company, the officers, directors, employees, agents of the Company, or any of their respective Affiliates involving, affecting or relating to the Business or any assets, properties or operations of the Company or the transactions contemplated by this Agreement. Neither the Company nor any of the Company's assets is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity. For purposes of this Agreement, "AFFILIATE" shall have the meaning ascribed to such term in Rule 405 under the Securities Act.

        2.13 Certain Agreements.


        (a) Schedule 2.13 lists all material contracts, agreements, instruments, licenses, commitments and other arrangements to which the Company is a party or otherwise relating to or affecting any of its assets, properties or operations, including, without limitation, all written, or oral, (i) contracts, agreements and commitments not made in the ordinary course of business, (ii) agency and brokerage agreements, (iii) service and other customer contracts, (iv) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit, (v) tax sharing agreements, real property leases or any subleases relating thereto, personal property leases, any material agreement relating to Proprietary Rights (including service agreements relating thereto) and insurance contracts, (vi) agreements and other arrangements for the sale of any assets, property or rights other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights, (vii) documents granting any power of attorney with respect to the affairs of the Company, (viii) suretyship contracts, performance bonds, working capital maintenance or other forms of guaranty agreements, (ix) contracts or commitments limiting or restraining the Company or any of its employees or Affiliates from engaging or competing in any lines of business or with any person or entity, (x) partnership or joint venture agreements, (xi) agreements relating to the issuance of any securities of the Company or the granting of any registration rights with respect thereto, and (xii) all amendments, modifications, extensions or renewals of any of the foregoing (each a "CONTRACT," and collectively, the "CONTRACTS.")

        (b) Each Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exception, and is in full force and effect on the date hereof. The Company has performed all material obligations required to be performed by it under, and is not in material default or breach of, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach.

        (c) To the knowledge of the Company or any Member, no other party to any Contract is in material default or breach in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach.

        (d) There are no material disputes with any party to any Contract, and to the knowledge of the Company or any Member, no party to any Contract has credibly threatened to cancel or terminate any such agreement, whether as a result of the transactions contemplated by this Agreement or otherwise.

        (e) The Company has delivered to Buyer or its representatives true and complete originals or copies of all the Contracts and a copy of every Material Notice received by the Company or any Member since January 1, 1996, with respect to any of the Contracts. For purposes hereof, "MATERIAL NOTICE" means those notices alleging a material breach of a Contract or intention to terminate or materially modify a Contract, but does not include routine correspondence.

        (f) To the knowledge of the Company or any Member, no party to any Contract has assigned any of its rights or delegated any of its duties under such Contract.

        2.14 Compliance with Applicable Law.

        The operations of the Company are, and have been, conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over it and its assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements relating to the Business except in any case where the failure to so conduct its operations would not have a Material Adverse Effect. The Company has not received any notice of any material violation of any such law, regulation, order or other legal requirement, and is not in material default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to the Company or any of its assets, properties or operations. To the knowledge of the Company or any Member, there are no proposed changes in any such laws, rules or regulations (other than laws of general applicability) that would adversely affect the transactions contemplated by this Agreement or reasonably be expected to have a Material Adverse Effect.

        2.15 Licenses.



        (a) Schedule 2.15 lists all material Licenses issued or granted to the Company, and all pending applications therefor. The Licenses constitute all material Licenses required, and consents, approvals, authorizations and other requirements prescribed, by any law, rule or regulation which must be obtained or satisfied by the Company, in connection with the Business or that are necessary for the execution, delivery and performance by the Company and the Members of this Agreement and the other Transaction Documents. The Licenses are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted and the ownership, occupancy and operation of the Company's properties for its present uses and the execution, delivery and performance of this Agreement. No jurisdiction in which the Company is not qualified or licensed as a foreign corporation has demanded or requested that it qualify or become licensed as a foreign corporation. The Company has delivered to Buyer or its representatives true and complete copies of all the material Licenses together with all amendments and modifications thereto.

        (b) Each License has been issued to, and duly obtained and fully paid for by the Company and is valid, in full force and effect, and not subject to any pending or known threatened administrative or judicial proceeding to suspend, revoke, cancel or declare such License invalid in any respect. The Company is not in violation in any material respect of any of the Licenses. The Licenses have never been suspended, revoked or otherwise terminated, subject to any fine or penalty, or subject to judicial or administrative review, for any reason other than the renewal or expiration thereof, nor has any application of the Company for any License ever been denied.

        2.16 Accounts Receivable.

        All accounts receivable of the Company (the "ACCOUNTS RECEIVABLE") as of the date hereof are accurately reflected in Schedule 2.5, which will be updated at the Closing Date to reflect all Accounts Receivable as of March 1, 1999, including their aging. All Accounts Receivable as of the date hereof represent, and all Accounts Receivable as of the Closing Date will represent, valid obligations arising from sales actually made or services actually performed in the ordinary course of business that are current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with GAAP applied consistently with prior practice) carried (or to be carried) on the books of the Company and reflected in the Financial Statements, and are not and will not be subject to any valid counterclaims or set-offs, disputes or contingencies.

        2.17 Intercompany and Affiliate Transactions; Insider Interests.



        (a) Except as set forth on Schedule 2.17, there are no material transactions, agreements or arrangements of any kind, direct or indirect, between the Company and any director, officer, employee, Member, relative or Affiliate of the Company or the Members, including, without limitation, loans, guarantees or pledges to, by or for the Company or from, to, by or for any of such persons, that are either (i) currently in effect, or (ii) reflected in the Company's financial results.

        (b) Except as set forth on Schedule 2.17, no officer, director or Member of the Company, or any Affiliate of any such person, now has, or within the last three (3) years had, either directly or indirectly:

               (i) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells, or during such period furnished or sold, services or products to the Company, or purchased, or during such period purchased from the Company, any goods or services, or otherwise does, or during such period did, business with the Company;

               (ii) a beneficial interest in any contract, commitment or agreement to which the Company is or was a party or under which it was obligated or bound or to which its properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company; or

               (iii) any rights in or to any of the assets, properties or rights used by the Company in the ordinary course of business.

        2.18 Insurance.

        Schedule 2.18 lists all insurance policies of any nature whatsoever maintained by the Company at any time during the three (3) years prior to the date of this Agreement and the annual or other premiums payable from the time thereunder. There are no outstanding requirements or recommendations by any insurance company that issued any such policy or by any Board of Fire Underwriters or other similar body exercising similar functions or by any Governmental Entity that require or recommend any changes in the conduct of the Business, or any repairs or other work to be done on or with respect to any of the properties or assets of the Company. The Company has not received any notice or other communication from any such insurance company within the three (3) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of such insurance policies, and to the knowledge of the Company or any Member, no such cancellation, amendment or increase of premiums is threatened.

        2.19 Customers.

        Schedule 2.19 lists the ten (10) largest customers of the Company, together with revenues to the Company from each such customer during the most recent complete fiscal year and the current fiscal year to the date hereof, and the scheduled termination dates of their current contracts with the Company. None of such customers has given written notice to the Company of an intention to terminate or materially impair its business relationship with the Company and neither the Company nor any Stockholder has any knowledge of any event that would precipitate the impairment, or termination of, or the failure to renew, or entitle any such customer to terminate, such business relationship.

        2.20 No Undisclosed Liabilities.

        Except as and to the extent specifically reflected or reserved against in the Financial Statements and except as incurred in the ordinary course of business since the date of the Financial Statements, the Company has no material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) and no facts or circumstances exist which, with notice or the passage of time or both, could reasonably be expected to result in any material claims against or obligations or liabilities of the Company.

        2.21 Taxes.



        (a) For purposes of this Agreement, the following terms shall have the meanings specified herein:

        (i) "PRE-ACQUISITION TAX LIABILITY" means a Tax Liability of the Company for or with respect to (A) any Pre-Acquisition Taxable Period, or (B) any Straddle Period to the extent allocable to the period ending on March 1, 1998.

        (ii) "PRE-ACQUISITION TAXABLE PERIOD" means a taxable period of the Company that ends on any day on or before March 1, 1999.

        (iii) "STRADDLE PERIOD" means a taxable period of the Company that includes but does not end on March 1, 1999.

        (iv) "TAX" OR "TAXES" means all taxes, including, without limitation, all net income, gross receipts, sales, use, withholding, payroll, employment, social security, unemployment, excise and property taxes, plus applicable penalties and interest thereon.

        (v) "TAX LIABILITIES" means all liabilities for Taxes.

        (vi) "TAX PROCEEDING" means any audit or other examination, or any judicial or administrative proceeding, relating to liability for or refunds or adjustments with respect to Taxes.

               (vii) "TAX RETURN" shall mean all reports and returns required to be filed with respect to Taxes including, but not limited to, Form 1065.

        (b) Tax Returns, Tax Payments and Tax Audits. The Company has (i) timely filed or caused to be timely filed all Tax Returns of the Company required to be filed as of the date hereof (after giving effect to any extension of time to file such Tax Returns) and (ii) paid, when due, all Taxes due and payable for the tax periods relating to such Tax Returns (whether or not reflected on such Tax Returns). All such previously-filed Tax Returns were complete and accurate in all material respects when filed, and as of the date hereof no additional Tax Liabilities for periods covered by such previously-filed Tax Returns have been assessed on or proposed to the Company. With respect to each such Tax Return, Schedule 2.21(b) specifies (A) each such Tax Return that (1) is currently being audited by a Tax authority, or (2) as to which the Company has received a written and/or oral notice from a Tax authority that such Tax authority intends to commence an audit or examination of such Tax Return, and (B) each such Tax Return as to which the Company has given its consent to waive or extend the applicable statute of limitations for such Tax Return or the assessment of Taxes required to be reported thereon. The Company has either delivered to Buyer or made available for inspection by Buyer or its representatives or agents complete and correct copies of all Tax audit reports and statements of Tax deficiencies with respect to any delinquent Tax assessed against or agreed to by the Company for all taxable periods commencing on or after January 1, 1993, for which audit reports or statements of deficiencies have been received by the Company.

        (c) All Taxes required to be withheld by the Company, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign or non-resident partners, foreign persons or to employees of the Company, have been collected and withheld, and have been either paid to the respective governmental agencies, set aside for such purpose or accrued on the Company Financial Statements.

        (d) Unpaid Taxes. The Pre-Acquisition Tax Liabilities of the Company (whether imposed before or after Closing and whether imposed upon filing of a Tax Return or as a result of an audit or examination) which are unpaid as of the close of business on March 1, 1999 will not exceed the reserves for Tax Liabilities (excluding book reserves for deferred Taxes established to reflect timing differences between book and Tax income ) as set forth in the account for accrued taxes payable account included in the Financial Statements.

        (e) Tax Sharing Agreements. The Company is not a party to any tax-sharing or tax-indemnity agreement and has not otherwise assumed by contract or otherwise the Tax Liability of any other person.

        (f) Section 481 Adjustments. The Company has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

        (g) Foreign Tax Matters. The Seller Interests have not and have never been United States real property interests as defined in Section 897(g) of the Code and the regulations thereunder.

        (h) No Liens. None of the assets of the Company are subject to any liens in respect of Taxes (other than for current Taxes not yet due and payable).

        (i) No Closing Agreements. The Company has not executed or entered into any closing agreement pursuant to Section 7121 of the Code, or any predecessor provisions thereof, or any similar provision of state Tax law.

        (j) Partnership Status. The Company qualifies (and has since the date of its Formation qualified) and will qualify immediately before the Closing as a partnership for federal and state income tax purposes, and neither the Company nor any Member has taken a position contrary to such treatment.

        (k) The sum of cash and fair market value of marketable securities (as defined in Code Section 731(c)) of the Company at the Closing will not exceed the Members' aggregate tax basis in the Seller Interests.

        (l) Section 351. The transfer of the Seller Interests by the Members to Buyer pursuant to this Agreement is intended to qualify (i) as a transfer of property to a controlled corporation pursuant to the provisions of Code Section 351 and comparable provisions of applicable state income tax law, and (ii) under Code Section 351 as part of a transfer by the Members and other persons transferring property to Buyer who collectively will be in control (as defined in Section 368(c) of the Code) of Buyer following such transfers. The information set forth on Schedule 2.21(j) is accurate and may be used by Buyer for tax filing purposes.

        (m) The Company has (or will have) a valid Code Section 754 election in effect for the Pre-Acquisition Taxable Period.

        2.22 Indebtedness.

        Schedule 2.22 lists each person or entity that owns any direct or indirect debt interest (other than accounts payable incurred in the ordinary course of the Company's business) in the Company (including, without limitation, any indebtedness for borrowed money, whether or not evidenced by a note or other written instrument) and a description of each such debt interest.

        2.23 Environmental Matters.

        Notwithstanding anything to the contrary contained in this Agreement:

        (a) The Company and its operations comply and have at all times complied in all material respects with all applicable laws, regulations and other requirements of Governmental Entities or duties under the common law relating to toxic or hazardous substances, wastes, pollution or to the protection of health, safety or the environment (collectively, "ENVIRONMENTAL LAWS") and have obtained and maintained in effect all licenses, permits and other authorizations or registrations (collectively "ENVIRONMENTAL PERMITS") required under all Environmental Laws and are in material compliance with all such Environmental Permits.

        (b) The Company has not performed, failed to perform or suffered any act which could reasonably be expected to give rise to, or has otherwise incurred, material liability to any person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), or any other Environmental Laws, nor has it received notice of any such liability or any claim therefor.

        (c) Other than commonly used products in quantities that would not reasonably be expected to present a material risk to health, safety or the environment, no hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in or otherwise subject to any applicable Environmental Law and collectively referred to herein as "HAZARDOUS MATERIALS") has been released, placed, disposed of or otherwise come to be located on, at, beneath or near any of the assets or properties owned or leased by the Company at any time or any other property in violation of any Environmental Laws such that the Company could be subject to material liability under any Environmental Laws.

        (d) The Company has not exposed any employee or third party to any Hazardous Materials or conditions that could subject it to any material liability under any Environmental Laws.

        (e) The Company does not now own or operate, and has never owned or operated, aboveground or underground storage tanks.

        (f) To the knowledge of the Company or any Member, with respect to any or all of the real properties leased at any time by the Company, there are no asbestos-containing materials, urea formaldehyde insulation, polychlorinated biphenyls or lead-based paints present at any such properties.

        (g) There are no pending or, to the knowledge of the Company or any Member, threatened administrative, judicial or regulatory proceedings, or, to the knowledge of the Company or any Member, any threatened actions or claims, or any consent decrees or other agreements in effect that relate to environmental conditions in, on, under, about or related to the Company, its operations or the real properties leased or owned by the Company at any time.

        (h) The Company has delivered to Buyer copies of all written environmental assessments, audits, studies and other environmental reports in its possession or reasonably available to it relating to any of the current or former businesses of the Company or its operations.

        2.24 Securities Matters.

        (a) The Members understand that (i) the notes issued by Buyer, and the offer and sale thereof, have not been registered or qualified under the Securities Act or any state securities or "Blue Sky" laws, on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration and qualification under Sections 4(2) and 18 of the Securities Act, and (ii) Buyer's reliance on such exemptions is predicated on the Members' representations set forth herein.

        (b) The Members acknowledge that an investment in Buyer involves an extremely high degree of risk, lack of liquidity and substantial restrictions on transferability and that the Members may lose their entire investment in the notes issued by Buyer (the "SECURITIES").

        (c) Buyer has made available to the Members or the Members' advisors the opportunity to obtain information to evaluate the merits and risks of the investment in the Securities, and the Members have received all information requested from Buyer. The Members have had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the Securities and the business, properties, plans, prospects, and financial condition of Buyer and to obtain additional information as the Members have deemed appropriate for purposes of investing in the Securities pursuant to this Agreement.

        (d) The Members, personally or through advisors, have expertise in evaluating and investing in private placement transactions of securities of companies in a similar stage of development to Buyer and have sufficient knowledge and experience in financial and business matters to assess the relative merits and risks of an investment in Buyer. In connection with the purchase of the Securities, the Members have relied solely upon independent investigations made by the Members, and have consulted their own investment advisors, counsel and accountants. The Members have adequate means of providing for current needs and personal contingencies, and have no need for liquidity and can sustain a complete loss of the investment in the Securities.

        (e) The Securities to be issued by Buyer hereunder will be acquired for the Members' own account, for investment purposes, not as a nominee or agent, and not with a view to or for sale in connection with any distribution of the Securities in violation of applicable securities laws.

        (f) The Members understand that no federal or state agency has passed upon the Securities or made any finding or determination as to the fairness of the investment in the Securities.

        (g) Each Member is an "Accredited Investor" as defined in Rule 501(a) under the Securities Act and has each documented his or her accredited status by delivery to Buyer of a completed questionnaire in the form of Exhibit B hereto attesting thereto (the "ACCREDITED INVESTOR QUESTIONNAIRE").

        (h) Neither the Company nor any Member has received any general solicitation or general advertising concerning the Securities, nor is the Company or any Member aware of any such solicitation or advertising.

        2.25 Buyer and the Consolidation Transactions.



        (a) The Members are aware that:

               (i) Buyer has recently been organized and has a limited financial operating history.

               (ii) There can be no assurance that any of the Additional Consolidation Transactions or Further Consolidation Transactions (as defined in
Section 4.7) will occur, that Buyer will be successful in accomplishing the purpose for which it was formed or that it will ever be profitable. No assurance can be given regarding (A) whether the companies acquired by Buyer in the Initial Consolidation Transactions can be successfully integrated and operated, or (B) what companies, if any, will ultimately be acquired by Buyer. No company is obligated to participate in the Additional Consolidation Transactions or Further Consolidation Transactions unless a written agreement to such effect is entered into by Buyer and such company.

               (iii) No assurance can be given that an initial public offering ("IPO") of Buyer's securities will occur. If an IPO does occur, no assurances can be given as to timing of the IPO or the price at which any shares of Common Stock would be sold.

               (iv) No assurance can be given to the ultimate value of the Common Stock .

               (v) All decisions regarding the Consolidation Transactions, any IPO, and Buyer's management and operations will be made by Buyer's management, and certain individuals involved in planning the Consolidation Transactions and managing the business of Buyer.

        (b) The Members acknowledge that no assurances have been made to any Member with respect to any of the foregoing and no representations, oral or written, have been made to any Member by Buyer or any of its employees, representatives or agents concerning the potential value or the Shares issued as part of the Purchase Price or the prospects of Buyer, except as set forth herein.

        2.26 Banks.

        Schedule 2.26 lists the account information at each bank or other institution at which the Company has a line of credit, check, savings or other account, certificate of deposit or safe deposit box and the names of each person authorized to draw thereon or have access thereto.

        2.27 Powers of Attorneys and Suretyships.

        The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person or entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

        2.28 Brokers.

        Except as set forth on Schedule 2.28, no broker, finder, investment banker, or other person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company or any of the Members.

        2.29 Summary of Certain Considerations.

        Each Stockholder acknowledges receipt and understanding of the Summary of Certain Considerations attached hereto as Exhibit B.

        2.30 Acknowledgment Regarding Deloitte & Touche LLP.

        As part of the Initial Consolidation Transactions, Buyer purchased the Integrated Cost Reduction Strategies ("ICRS") business unit of Deloitte & Touche LLP ("DELOITTE"). The Company and the Members acknowledge, for the benefit of Deloitte and its Affiliates, that Deloitte is not related to Buyer, that Buyer and the individuals related to Buyer with whom the Company and the Members have dealt in connection with the transactions contemplated by the various agreements of the Company and the Members with Buyer have acted and will act on behalf of Buyer and not Deloitte or any of Deloitte's Affiliates (as partners, principals, employees, agents, associates or otherwise). For these purposes, "Affiliates" of Deloitte include persons controlling, controlled by, or under common control with Deloitte, including without limitation partners of Deloitte.

        2.31 Accuracy of Information.

        None of the representations or warranties or information provided and to be provided by the Company or any Member to Buyer in this Agreement, the Disclosure Schedule, schedules or exhibits hereto, or in any Accredited Investor Questionnaire contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements and facts contained herein or therein not false or misleading. The descriptions set forth in the Disclosure Schedule are accurate descriptions of the matters disclosed therein. Copies of all documents heretofore or hereafter delivered or made available to Buyer pursuant hereto were or will be complete and accurate records of such documents.

3.      REPRESENTATIONS AND WARRANTIES OF BUYER.

        Buyer represents and warrants to the Members that:

        3.1 Organization and Corporate Authority.

        Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents to be executed and delivered by Buyer have been (or upon execution by Buyer will have been) duly executed and delivered by Buyer, have been effectively authorized by all necessary action of Buyer, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer, except as such enforceability may be limited by the Bankruptcy Exception.

        3.2 No Conflict or Violation.

        The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any provision of the charter documents or bylaws of Buyer; or (ii) violate in any material respect any provision or requirement of any domestic or foreign, national, state or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Buyer.

        3.3 Capitalization.

        The authorized capital stock of Buyer consists of 240,000,000 shares of common stock, par value $0.001 per share (the "COMMON STOCK") of which 200,000,000 are Series A Common Stock and 40,000,000 are Series B Common Stock, and 10,000,000 shares of undesignated preferred stock. The Shares, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable. Holders of Series B Common Stock are entitled to elect all the directors in one of the Buyer's three (3) classes of directors, with the holders of Series A Common Stock entitled to elect the remaining directors. In all other respects the Series A and Series B Common Stock are identical.

        3.4 Notes.

        Any note to be delivered by Buyer as part of the Purchase Price, when delivered in accordance with the terms of this Agreement, will be duly executed, and will constitute a legal, valid and binding obligation of Buyer, except as such enforceability may be limited by the Bankruptcy Exception.

        3.5 Litigation.

        Except as set forth on Schedule 3.5, there are no claims, actions, suits, or proceedings of any nature pending or, to the knowledge of Buyer, threatened by or against Buyer, the officers, directors, employees, agents of Buyer, or any of their respective Affiliates involving, affecting or relating to any assets, properties or operations of Buyer or any of its Affiliates or the transactions contemplated by this Agreement. Buyer is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity. From and after the Closing, Buyer or its Affiliates may be subject to claims, actions, suits, or proceedings, including as a result of acquisitions by Buyer in the Additional Consolidation Transactions or Further Consolidation Transactions, and Buyer makes no representations or warranties about any such claims, actions, suits or proceedings or the absence thereof.

        3.6. Accuracy of Information.

        None of the representations or warranties or information provided and to be provided by Buyer to the Members in this Agreement, the schedules or exhibits hereto, or in any of the other Transaction Documents delivered by Buyer contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements and facts contained herein or therein not false or misleading.

4.                CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.



        4.1 Access.

        The Company shall afford, to Buyer and Buyer's accountants, counsel and representatives, full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of the properties, books, Contracts and records of the Company (including, without limitation, the Company's accounting records, the workpapers of the Company's independent accountants, and all environmental studies, reports and other environmental records) and, during such period, shall furnish promptly to Buyer all information concerning the Company, the Business, the Company's properties, liabilities and personnel as Buyer may reasonably request.

        4.2 Confidentiality.

        For purposes hereof, the Company and the Members will keep the matters contemplated herein and all information provided by Buyer related to Buyer and the Consolidation Transactions and potential participants therein, including, without limitation, Deloitte & Touche, LLP, confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Buyer will keep the matters contemplated herein and all information provided by the Company and the Members related to the Company and the Business confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Buyer and the Company shall each cause their respective Affiliates, officers, directors, employees, agents, and advisors to keep confidential all information received in connection with the transactions contemplated hereby. The Company and the Members acknowledge that Buyer may provide information about the Company and the Business to other participants in the Additional or Further Consolidation Transactions to the extent necessary to facilitate the Consolidation Transactions. If this Agreement terminates without consummation of the Closing, the Company, the Members and Buyer shall, and shall cause their Affiliates to, each maintain the confidentiality of any information obtained from the other in connection with the transactions contemplated hereby, the Additional or Further Consolidation Transactions, and Buyer's business plans (the "INFORMATION"), other than Information that (i) was in the public domain before the date of this Agreement or subsequently came into the public domain other than as a result of disclosure by the party to whom the Information was delivered; or (ii) was lawfully received by a party from a third party free of any obligation of confidence of or to such third party; or (iii) was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or (iv) is required to be disclosed in a judicial or administrative proceeding after giving the other party as much advance notice of the possibility of such disclosure as practicable so that the other party may attempt to stop such disclosure; or (v) is subsequently and independently developed by employees of the party to whom the Information was delivered without reference to the Information. If this Agreement terminates without consummation of the Closing, Buyer, on the one hand, and the Members and the Company, on the other, shall return to the other all material containing or reflecting the Information provided by the other, shall not retain any copies, extracts, or other reproductions thereof or derived therefrom, and Buyer shall ensure the return of all such material from all other parties with whom it has been shared, and shall thereafter refrain from using the Information and shall maintain its confidentiality pursuant to this Agreement.

        4.3 Certain Changes and Conduct of Business.

        (a) From and after the date of this Agreement and until the Closing (or the earlier termination of this Agreement), the Company shall, and the Members shall cause the Company to, conduct the Company's business solely in the ordinary course consistent with past practices. Without limiting the generality of the preceding sentence, except as required or permitted pursuant to the terms hereof, the Company shall not, and the Members shall cause the Company not to:

               (i) make any material change in the conduct of its business and operations or enter into any transaction other than in the ordinary course of business consistent with past practices; or terminate or amend any Contract; or enter into any new contract other than contracts described in Schedule 4.3(a)(i), in any case calling for payments to or by the

Company in excess of $20,000 over the life of the contract or series of related contracts, without the prior written consent of Buyer, which may not be unreasonably withheld;

               (ii) make any change in the articles of organization, operating agreement or other similar documents of the Company, issue any additional Interests or grant any option, warrant or right to acquire any Interests or issue any security convertible into or exchangeable for Interests, alter any term of any of the Interests, or make any change in other ownership interests or in the capitalization, whether by reason of a reclassification, recapitalization, exchange, distribution or otherwise;

               (iii) (A) incur or assume any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any of the foregoing, (B) issue any securities convertible or exchangeable for debt securities of the Company, or
(C) issue any options or other rights to acquire directly or indirectly any debt securities of the Company or any security convertible into or exchangeable for such debt securities;

               (iv) make any sale, assignment, transfer, lease, abandonment or other conveyance of any of the assets of the Company or any part thereof, except transactions required pursuant to existing contracts of the Company and dispositions of inventory or worn out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

               (v) subject any of the assets of the Company, or any part thereof, to any lien, security interest, charge, interest or other encumbrance, or suffer such to be imposed other than such liens, security interests, charges, interests or other encumbrances as may arise in the ordinary course of business consistent with past practices;

               (vi) acquire any assets or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

               (vii) enter into any new (or amend any existing) Employee Plan, program or arrangement or any employment, severance or consulting agreement, or grant any increase in the compensation or benefits payable or to become payable to (A) any officers or executive level employees, or (B) any employees other than officers or executive level employees, except in accordance with pre-existing contractual provisions applicable to such non-executive level employees;

               (viii) make or commit to make any capital expenditure in excess of $25,000 or to invest, advance, loan, pledge or donate any monies to any customers or other persons or entities or to make any similar commitments with respect to outstanding bids or proposals;

               (ix) sell, transfer, or lease any assets to, or enter into any agreement or arrangement with, any Member or any Affiliate of the Company or any Member;

               (x) guarantee any indebtedness for borrowed money or any other obligation;

               (xi) delay payment of payables or accelerate collection of receivables relative to the Company's historical practices regarding the timing of such payments and collections;

               (xii) declare or make any distributions or other payments to equity holders, except as set forth on Schedule 4.3(a)(xii);

               (xiii) make any change in any revenue recognition or cost allocation practices or method of accounting or accounting principle, method, estimate or practice (except for any such change required by reason of a concurrent change in GAAP), or write down the value of any assets or write-off as uncollectible any Accounts Receivable except in the ordinary course of business consistent with past practices;

               (xiv) settle, release or forgive any material claim or litigation or waive any material right;

               (xv) take any other action that would cause any of the representations and warranties made by the Company or any Member herein not to remain true and correct in all material respects, or that would cause any of the conditions to the parties' respective obligations to consummate the transactions contemplated hereby, as set forth in Sections 6.1, 6.2, or 6.3, not to be met; or

               (xvi) commit itself to do any of the foregoing.

        (b) From and after the date hereof and until the Closing (or the earlier termination of this Agreement), the Company shall, and the Members shall cause it to:

               (i) maintain, in all material respects, the assets and properties of the Company in accordance with present practices and in a condition suitable for their current use;

               (ii) file, when due or required, federal, state, foreign and other Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

               (iii) continue to conduct the business of the Company in the ordinary course consistent with past practices;

               (iv) continue to maintain existing business relationships with suppliers and customers except to the extent that such relationships are, at the same time, judged in good faith to be non-beneficial;

               (v) maintain and comply with all material Licenses;

               (vi) comply with all Environmental Laws, and upon receipt of notice that there exists a violation of any Environmental Law, immediately notify Buyer in writing;

               (vii) keep in full force and effect any insurance policies comparable in amount and scope to coverage maintained by the Company (or on behalf of it) on the date hereof; and

               (viii) preserve its business organization.

        4.4 Restrictive Covenants.


        (a) Non-Competition. The Members recognize that the covenants of each Member contained in this Section 4.4(a) (the "COVENANT NOT TO COMPETE") are an essential part of this Agreement and the other Transaction Documents and that but for the agreement of each Member to comply with such covenants Buyer would not enter into this Agreement or the other Transaction Documents. The Members acknowledge and agree that the Covenant Not to Compete is necessary to protect the Business acquired by Buyer, including without limitation, goodwill and the Proprietary Rights and that irreparable harm and damage will be done to Buyer if any Member competes with Buyer in any way prohibited by the Covenant Not to Compete. In addition, the Members acknowledge that the Purchase Price is consideration for professional relationships and market place reputation developed by the Company and the Members and the Covenant Not to Compete is necessary for Buyer to receive the full benefit of this Agreement. After the Closing, each Member shall not individually, or in concert, directly or indirectly:

               (i) either on its, his, hers or their own account or for any other person or entity, solicit, induce, attempt to induce, interfere with, or endeavor to cause (in each case in such a manner that could have a material adverse effect on the financial condition, prospects or operation of the Business, the assets of the Company or Buyer or any of its Affiliates) any customer, which has utilized the services of the Company at any time during the two (2) year period preceding the Closing Date or whom the Company was engaged in meaningful negotiations as of the Closing Date (each, a "CUSTOMER"), to modify, amend, terminate or otherwise alter the terms upon which it acquires services from Buyer or Buyer's Affiliates, or to acquire from any party other than Buyer or its Affiliates any services of the kind available from Buyer or its Affiliates;

               (ii) engage or become interested in, as owner, employee, partner, through equity ownership (not including up to a 1% passive equity interest in a public company), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, any business competitive with the Business (including within the definition of the Business, without limitation, any business of the type or types conducted by the Company at any time during the two (2) year period preceding the Closing Date or under development by the Company on the Closing
Date),

               (iii) take any material action intended to advance an interest of any competitor of the Business, or encourage any other person to make any such statement or to perform any such act; or

               (iv) take any material action intended to cause any Customer or prospective customer to use the services or purchase the products of any competitor of the Business.

        This Covenant Not to Compete shall be limited, with respect to any Member, to any county or any other political subdivision of any state of the United States of America, or of any other country in the world, where such Member generated revenue or established goodwill at any time during the two (2) year period preceding the Closing Date. This Covenant Not to Compete shall bind the Members until December 31, 2002, provided, however, that if the employment of any Member is terminated by Buyer without Cause or by such Member for Good Reason (each as defined in such Member's Employment Agreement delivered pursuant to Section 6.3(c)(iv), and if either (i) a registration statement for an underwritten IPO of Buyer's equity securities has not been filed by December 31, 1999, or (ii) Buyer fails to consummate a public offering that results in a public trading market of equity securities of Buyer on a national securities exchange or the Nasdaq Stock Market by May 15, 2000, then after termination of such Stockholder's employment with the Company or any of its Affiliates, such Stockholder will no longer be subject to the covenants contained in Sections 4.4(a)(ii) and (iii), and the covenants in Section 4.4(a)(iv) will not be breached by any general marketing efforts with which such Stockholder may be involved that are not targeted specifically at any Customer. The parties hereto agree that the duration and area for which the Covenant Not to Compete set forth in this Section 4.4(a) is to be effective are reasonable.

        (b) Confidentiality. Notwithstanding the expiration of the Covenant Not to Compete set forth in Section 4.4(a) each Member shall at all times keep confidential and shall not disclose to others any Proprietary Rights and shall not use or permit to be used any Proprietary Rights for any purpose other than performance of obligations to Buyer.

        (c) Non-Diversion. For the period during which the Covenant Not to Compete binds the Members pursuant to Section 4.4(a) each of the Members shall not, and shall cause their Affiliates not to, divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of Buyer or its Affiliates of which any of the Members become aware as the result of their affiliation with the Business or their relationship with Buyer or its Affiliates and which relate specifically to the Business, or any part thereof. This Section 4.4(c) is in addition to and not by way of limitation of any other duties the Members may have to Buyer or its Affiliates.

         (d) Non-Recruitment. For the period during which the Covenant Not to Compete binds the Members pursuant to Section 4.4(a) each of the Members shall not, and shall cause their Affiliates not to, hire away, or cause any other person to hire away, any employee of or consultant to Buyer or its Affiliates (including without limitation persons employed or engaged by Seller before the Closing Date), or directly or indirectly entice or solicit or seek to induce or influence any of such employees or consultants to leave their employment or engagement with Buyer or its Affiliates.

         (e) Remedies. The covenants contained in this Section 4.4 impose a reasonable restraint on the Members in light of the activities and business of the Company and future plans of Buyer. The Members acknowledge that if they violate any of the covenants contained in this Section 4.4 (collectively, the "RESTRICTIVE COVENANTS"), it will be difficult to determine the resulting damages to Buyer and, in addition to any other remedies Buyer may have, Buyer shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damages. Each Member shall be severally liable to pay all costs, including reasonable attorneys' fees and expenses, that Buyer may incur in enforcing or defending, to any extent, any of the Restrictive Covenants breached by such Member, whether or not litigation is actually commenced and including litigation of any appeal defended by Buyer where such party succeeds in enforcing any of the Restrictive Covenants. Buyer may elect to seek one or more remedies at its discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict Buyer from seeking any remedies in another situation. Such action by Buyer shall not constitute a waiver of any of its rights.

        (f) Severability and Modification of any Unenforceable Covenant. Each of the Restrictive Covenants will be read and interpreted with every reasonable inference given to its enforceability. However, if any term, provision or condition of the Restrictive Covenants is held by a court or arbitrator to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If a court or arbitrator should determine any of the Restrictive Covenants are unenforceable because of over-breadth, then the court or arbitrator shall modify such covenant so as to make it enforceable to the fullest extent the court or arbitrator deems reasonable and enforceable under the prevailing circumstances. The Covenant Not to Compete shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where the Covenant Not to Compete is intended to be effective.

        4.5 Cooperation in Litigation.

        Each party will fully cooperate with the others in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation between Buyer and/or its Affiliates or assignees, on the one hand, and the Company or any Member and/or their Affiliates or assignees, on the other, arising out of the transactions contemplated by this Agreement). Subject to the provisions hereof regarding payments by each party of its costs and payments or attorneys' fees and costs, the party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

        4.6 Tax Matters.



        (a) Certain Operating Conventions and Procedures.

        (i) For all Tax purposes the Closing shall be deemed to occur as of the close of the Company's business activities on March 1, 1999, and, in the case of Pre-Acquisition Taxable Periods ending on March 1, 1999, all of the Company's income, gains and other Tax items attributable to March 1, 1999 shall be included and reported by the Company in Tax Returns (including federal Form 1065 and any similar state return) of the Company for such Pre-Acquisition Taxable Periods to be filed following the Closing and all Taxes attributable to the Company's income, gains or other taxable items for March 1, 1999 shall be reported on such Tax Returns.

        (ii) The allocation of any Tax Liability between the portion of any Straddle Period ending on March 1, 1999 and the portion of such Straddle Period after such date shall be made by means of a closing of the books and records of the Company as of the close of business on March 1, 1999 as if a taxable period ended as of the close of such date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on and inclusive of March 1, 1999 (the "PRE-CLOSING PERIOD") and the period following March 1, 1999 (the "POST-CLOSING PERIOD") in the proportion which the number of days in each such period bears to the total number of days in the Straddle Period; and provided further, if as of March 1, 1999 the Company is a partner in any partnership which has a Tax year that does not end as of March 1, 1999, any tax liability attributable to such partnership's activities shall be allocated between the Pre-Closing Period and the Post-Closing Period in the same manner based upon the number of days in each such period.

        (b) Tax Returns Required to Be Filed Prior to the Closing Date. Prior to the March 1, 1999 the Company (i) shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company required to be filed on or prior to the March 1, 1999 (after giving effect to any valid extensions), and (ii) shall pay or cause to be paid all Taxes shown or reported to be due and payable by the Company on such Tax Returns.

        (c) Tax Returns for Other Pre-Acquisition Taxable Periods.

        (i) Buyer shall cause the Company to prepare and file all Tax Returns required to be filed by the Company for Pre-Acquisition Taxable Periods which are not required to be filed on or prior to March 1, 1999 (after giving effect to any valid extensions).

        (ii) Members shall be responsible for and shall pay (A) all reasonable costs and expenses related to the preparation and filing of the Company's Tax Returns for Pre-Acquisition Taxable Periods described in Section 4.6(c)(i), and
(B) all Taxes shown or reported to be due and payable on such Tax Returns to the extent not specifically reserved (excluding reserves for deferred taxes) against in the Financial Statements. Each Member shall pay his or her proportionate share of such costs, expenses and Tax Liabilities of the Company promptly following receipt by such Member of a notice from Buyer of Buyer's calculation of such Member's payment obligation hereunder together with copies of the relevant Tax Returns and other information supporting Buyer's calculation. If a Member disputes all or any portion of the payment obligation hereunder as calculated by Buyer, such Member shall nevertheless promptly pay to Buyer the amount specified in the notice and any dispute related thereto shall be resolved pursuant to the arbitration provisions of Section 7.13. Any additional Taxes attributable to the periods covered by such Tax Returns, whether pursuant to an amended return or any Tax Proceeding, shall be paid by Members promptly upon demand therefor by Buyer.

        (d) Straddle Period Returns.

        (i) The parties acknowledge and agree that the Company may be required, with respect to certain Taxes for Straddle Periods, to file a full year return (herein a "STRADDLE PERIOD RETURN") reporting and accounting for such Taxes on an aggregate basis covering both the Pre-Closing Period and the Post-Closing Period. The Buyer, at its expense, shall cause the Company to prepare and file such Straddle Period Returns.

        (ii) The Taxes reportable on such Straddle Period Returns that are attributable to the Pre-Closing Period (herein "PRE-CLOSING TAXES") shall be determined in accordance with the provisions of Section 4.6(a)(ii). The Members shall be responsible for and shall pay all Pre-Closing Taxes shown or reported to be due and payable on such Straddle Period Returns to the extent not specifically reserved (excluding reserves for deferred taxes) against in the Financial Statements. Each Member shall pay his or her proportionate share of Pre-Closing Taxes promptly following receipt by such Member of a notice from Buyer of Buyer's calculation of such Member's payment obligation hereunder together with copies of the relevant Tax Returns and other information supporting Buyer's calculation. If a Member disputes all or any portion of the payment obligation hereunder as calculated by Buyer, such Member shall nevertheless promptly pay to Buyer the amount specified in the notice and any dispute related thereto shall be resolved pursuant to the arbitration provisions of

Section 7.13. Any additional Taxes attributable to the Pre-Closing Periods covered by such Tax Returns, whether pursuant to an amended return or any Tax Proceeding, shall be paid by Members promptly upon demand therefor by Buyer.

        (e) Tax Proceedings.

        (i) Buyer shall, upon receipt of notice thereof by Company, notify the Members of any written communication from a Tax authority with respect to any pending Tax Proceeding involving a Pre-Acquisition Tax Liability. Buyer shall include with such notification a copy of the written communication so received by Company.

        (ii) The Buyer shall have responsibility and authority to represent the interests of the Company in any Tax Proceeding relating to Pre-Acquisition Taxable Periods and Straddle Periods and to employ counsel of its choice in connection therewith; provided, however, that Members shall be permitted to participate in any such Tax Proceedings and all hearings related thereto at the expense of the Members; and provided further, that, without the prior written consent of the Members, which shall not be unreasonably withheld, the Buyer shall not agree to settle or compromise any such Tax Proceeding and/or any Pre-Acquisition Tax Liability issue arising therein if such settlement can reasonably be expected to result in a material increase in the Pre-Acquisition Tax Liabilities for which the Members are responsible hereunder, provided, however, the consent of the Members to such settlement or compromise shall not be required hereunder if the failure to settle or compromise the Tax Proceeding or an issue arising therein can reasonably be expected to result in an adverse effect on the Company following the Closing. The Members, promptly upon demand from the Buyer, shall pay the reasonable costs and expenses, including attorney fees, incurred by Buyer in connection with any such Tax Proceedings, provided, however, in any Tax Proceeding related to a Straddle Period which involves Tax Liabilities for which Members are responsible hereunder and Tax Liabilities attributable to the Post-Closing Period for which Members are not responsible, the Buyer, on the one hand, and the Members, on the other hand, shall jointly bear the costs and expenses thereof as allocated between them on an equitable basis.

        (iii) All notices to Members provided for hereunder shall be deemed delivered to each Member upon receipt thereof either directly by the Member. The Members shall proportionately pay all Tax Liabilities and costs and expenses for which the Members are responsible hereunder; provided, however, the Members shall be jointly and severally liable for all such Tax Liabilities, costs and expenses.

        (iv) The Member shall furnish to Buyer such information and documents as may be reasonably requested by Buyer, and shall otherwise reasonably cooperate with Buyer, in connection with Buyer's conduct of any Tax Proceedings described herein.

        (f) Books and Records. Prior to the Closing Date the Company shall properly maintain its books and records necessary or appropriate to the filing of the Tax Returns described in this Section 4.8, and on or before the Closing the Members shall cause all such books and records and all other books and records related to the Company's Tax Returns and Tax matters to be delivered to the Buyer. Buyer shall cause the Company to retain all such books and records delivered to Buyer as provided hereunder until the expiration of the statute of limitations (including any waivers or extensions thereof) with respect to the taxable periods to which the Tax Returns relate.

        (g) Section 351. For all federal and state income tax purposes the Members and Buyer shall (i) treat and report the transfer of the Seller Interests in a manner consistent with its qualification as a transfer of property to a controlled corporation pursuant to the provisions of Code Section 351 and comparable provisions of state income tax law, and (ii) file such Tax Returns and Tax information reports related to the transfer as may be required or otherwise appropriate under the Tax laws and regulations applicable to transfers of property pursuant to Code Section 351.

        (h) Survival. Notwithstanding any other provision of this Agreement, the covenants set forth in this Section 4.8 shall survive until the expiration of the respective statutes of limitations applicable to the periods to which the Taxes referred to herein relate.

        4.7 Consolidation Transactions.

        Effective as of December 14, 1998, the Buyer acquired approximately 38 companies engaged in the business of cost reduction, cost recovery and profit enhancement services by means of mergers into Buyer, or acquisitions by Buyer of all or substantially all of the assets or stock or other equity interests of such companies (collectively, the "INITIAL CONSOLIDATION TRANSACTIONS"). Contemporaneously with the transaction contemplated hereby, Buyer is attempting to acquire various other companies (with the transaction contemplated hereby, the "ADDITIONAL CONSOLIDATION TRANSACTIONS"), and following closing or abandonment of the Additional Consolidation Transactions, Buyer intends to pursue still more acquisitions (the "FURTHER CONSOLIDATION TRANSACTIONS"). The Company and the Members acknowledge that as a result of the complexity of the transactions contemplated hereby and the other Additional Consolidation Transactions, and for valuation and other reasons, the Closing contemplated hereby and the closing of the other Additional Consolidation Transactions may need to be concurrent or sequenced as designated by Buyer. Accordingly, the Company and the Members shall at any time upon or after execution of this Agreement but prior to the Closing Date (i) provide any outstanding documentation required to effect the Closing pursuant to this Agreement in escrow pending release upon authorization of the Members at the Closing, (ii) complete performance of their respective obligations hereunder and under the other Transaction Documents to be performed by the Closing, and (iii) update the schedules hereto and any other documentation or information provided to Buyer during the course of this transaction such that all such disclosures shall be accurate and current as of the Closing Date.

        4.8 Supplemental Disclosure.

        At the Closing, the Company and the Members shall supplement or amend each of the schedules hereto with respect to any matter hereafter arising which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or listed in the schedules or which is necessary to complete or correct any information in the schedules.

        4.9 HSR.

        Buyer and the Company shall cooperate in preparing and delivering to the Department of Justice and the Federal Trade Commission notification of the transactions contemplated hereby pursuant to, and shall use their commercially reasonable best efforts to obtain early termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), if applicable. Buyer and the Company shall each pay half of all filing fees payable under the HSR Act in connection with the transactions contemplated hereby, and each of Buyer and the Company shall pay its own costs incurred in preparation of all reports and notifications required under the HSR Act.

        4.10 Competing Proposals.


        (a) Neither the Company nor any Member shall directly or indirectly, initiate, solicit, encourage or participate in any discussions or negotiations with, or provide any nonpublic information to, any person or entity concerning any potential offer (other than as described herein) to acquire the Company, the Business or any assets thereof or interests therein, or any other transaction or arrangement that would interfere with the transactions contemplated hereby (a "COMPETING PROPOSAL").

        (b) The Company and the Members shall promptly communicate to Buyer the existence or occurrence and terms of any Competing Proposal or contact related thereto which the Members or the Company or any of its employees, directors, or agents may receive in respect of any such proposed transaction and the identity of the person, entity or group from whom such proposal or contact was received.

        (c) The Company and the Members shall not transfer or hypothecate the Business or any assets thereof or interests therein except to Buyer, or enter into any agreement with any person other than Buyer in connection with any of the foregoing.

        4.11 Bonus Plan.

        If Buyer does not close the IPO of its equity securities by June 30, 1999, Buyer will implement a cash bonus plan designed to reward employees on the basis of the performance of the divisions or subsidiaries of Buyer in which they work. Amounts payable under, and other terms of, any such plan will be subject to restrictions imposed by Buyer's lenders, Buyer's capital investment requirements, and preservation of adequate working capital.

        4.12 Best Efforts.

        Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its best efforts (other than the payment of money unreimbursed by the other party) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to cause the fulfillment of the conditions to Closing set forth herein and to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

        4.13 Further Assurances.

        Upon the reasonable request of a party or parties hereto at any time after the Closing Date, the other party or parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to effectuate the purposes of this Agreement.

        4.14 Notice of Breach.

        At all times before the Closing, and thereafter until the second anniversary of the Closing Date, each of the parties hereto shall promptly give written notice with particularity of any breach or inaccuracy of any representation, warranty, agreement or covenant of such party contained herein or in any other Transaction Document to the parties to whom or which such representation, warranty or covenant was made.

5.      SURVIVAL; INDEMNIFICATION.

        5.1 Survival.

        The representations and warranties made in this Agreement or in any exhibit, schedule, or any other Transaction Document or certificate shall survive any investigation made by any party hereto and the Closing of the transactions contemplated hereby until the second anniversary of the Closing Date, except those representations and warranties contained in (i) Sections 2.21 (Taxes) and 2.28 (Brokers), which will survive until the expiration (including extensions) of the applicable statute of limitations; and (ii) Sections 2.2 (Ownership of Seller Interests), 2.4 (Title to Assets) and 2.22 (Indebtedness) which will survive indefinitely. As to any matter or claim which is based upon fraud by the indemnifying party, the representations and warranties set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. No party will be liable to another under any warranty or representation after the applicable expiration of such warranty or representation; provided however, if a claim or notice is given under this
Article 5 with respect to any representation or warranty prior to the applicable expiration date, such claim may be pursued to resolution notwithstanding expiration of the representation or warranty under which the claim was brought. Any investigations made by or on behalf of any of the parties prior to the date hereof shall not affect any of the parties' obligations hereunder.

Completion of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy of any of the parties.

        5.2 Indemnification by the Members.

        Subject to the limits set forth in this Article 5, the Members and, if the transactions contemplated hereby are not consummated, the Company, and their successors and assigns shall jointly and severally indemnify, defend, reimburse and hold harmless Buyer and its Affiliates and their successors and assigns, and the officers, directors, employees and agents of any of them, from and against any and all claims, losses, damages, liabilities, obligations, assessments, penalties and interest, demands, actions and expenses, whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) ("LOSSES") reasonably incurred by any such indemnitee, arising out of or in connection with any of the following:

               (a) the ownership and operation of the Company before the Closing, provided that such Loss is not an obligation for payment of money in an amount reflected as a liability of the Company in the Financial Statements or a trade payable incurred in the ordinary course of business since the date of the Financial Statements;

               (b) any untruth, inaccuracy or material omission of any representation or warranty made by the Company or the Members in this Agreement or any other Transaction Document; and

               (c) the breach of any covenant, agreement or obligation of the Company or the Members contained in this Agreement or any other Transaction Document.

        5.3 Indemnification by Buyer.

        Subject to the limits set forth in this Article 5, Buyer and its successors and assigns shall indemnify, defend, reimburse and hold harmless the Members and their successors and assigns from and against any and all Losses reasonably incurred by any such Members arising out of or in connection with any of the following:

               (a) the ownership and operation of the Company after the Closing (except that, to the extent permitted by law, Buyer and its successors and assigns will not be required to indemnify, defend, reimburse or hold harmless any Stockholder in respect of any Losses arising as a result of acts or omissions of that Stockholder, including without limitation in such Stockholder's capacity as an employee of or consultant to Buyer or its Affiliates after the Closing);

               (b) any untruth, inaccuracy or material omission of any representation or warranty made by Buyer in this Agreement or any other Transaction Document; and

               (c) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other Transaction Document.

        5.4 Indemnification Procedure.


        (a) Whenever any claim shall arise for indemnification hereunder (a "CLAIM"), the party entitled to indemnification (the "INDEMNITEE") shall promptly give written notice to the party obligated to provide indemnity (the "INDEMNITOR") with respect to the Claim after the receipt by the Indemnitee of reliable information of the facts constituting the basis for the Claim; but the failure to timely give such notice shall not relieve the Indemnitor from any obligation under this Agreement, except to the extent, if any, that the Indemnitor is materially prejudiced thereby.

        (b) Upon receipt of written notice from the Indemnitee of a Claim, the Indemnitor shall provide counsel (such counsel subject to the reasonable approval of the Indemnitee) to defend the Indemnitee against the matter from which the Claim arose, at the Indemnitor's sole cost, risk and expense. The Indemnitee shall cooperate in all reasonable respects, at the Indemnitor's sole cost, risk and expense, with the Indemnitor in the investigation, trial, defense and any appeal arising from the matter from which the Claim arose; provided, however, that the Indemnitee may (but shall not be obligated to) participate in any such investigation, trial, defense and any appeal arising in connection with the Claim. If the Indemnitee's participation in any such investigation, trial, defense and any appeal arising from such Claim relates to a legal position or defense that varies materially from the legal positions or defenses pursued by the Indemnitor, and if the Indemnitee reasonably believes that the Indemnitee's interests will be adversely and materially affected if such legal position or defense is not pursued, the Indemnitor shall bear the expense of the Indemnitee's separate participation, including all fees, costs and expenses of one separate counsel for the Indemnitee (or multiple Indemnitees). If the Indemnitee elects to so participate, the Indemnitor shall cooperate with the Indemnitee, and the Indemnitor shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that is relevant to the defense of such Claim and that will not prejudice the Indemnitor's position, claims or defenses. The Indemnitee and its counsel shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder. The Indemnitor shall have the right to elect to settle any claim for monetary damages only without the Indemnitee's consent, if the settlement includes a complete release of the Indemnitee. If the settlement does not include such a release, it will be subject to the consent of the Indemnitee, which will not be unreasonably withheld. The Indemnitor may not admit any liability of the Indemnitee or waive any of the Indemnitee's rights without the Indemnitee's prior written consent, which will not be unreasonably withheld. If the subject of any Claim results in a judgment or settlement, the Indemnitor shall promptly pay such judgment or settlement.

        (c) If the Indemnitor fails to assume the defense of the subject of any Claim in accordance with the terms of Section 5.4(b), or if the Indemnitor fails diligently to prosecute such defense, or if the Indemnitor has, in the Indemnitee's good faith judgment, a conflict of interest, the Indemnitee may defend against the subject of the Claim, at the Indemnitor's sole cost, risk and expense, in such manner and on such terms as the Indemnitee deems appropriate, including, without limitation, settling the subject of the Claim after giving reasonable notice to the Indemnitor. If the Indemnitee defends the subject of a Claim in accordance with this Section, the Indemnitor shall cooperate with the Indemnitee and its counsel, at the Indemnitor's sole cost, risk and expense, in all reasonable respects, and shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that are relevant to the defense of the subject of any such Claim and that will not prejudice the Indemnitor's position, claims or defenses. The Indemnitee shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

        (d) The obligation of the Indemnitor to indemnify the Indemnitee against Losses arising under this Agreement shall be in addition to any other obligations the Indemnitor might otherwise have and any other rights the Indemnitee might otherwise have.

        5.5 Payment.

        All payments owing under this Article 5 will be made promptly as indemnifiable Losses are incurred. If the Indemnitee defends the subject matter of any Claim in accordance with Section 5.4(c) or proceeds with separate counsel in accordance with Section 5.4(b), the expenses (including attorneys' fees) incurred by the Indemnitee shall be paid by the Indemnitor in advance of the final disposition of such matter as incurred by the Indemnitee, if the Indemnitee undertakes in writing to repay any such advances in the event that it is ultimately determined that the Indemnitee is not entitled to indemnification under the terms of this Agreement or applicable law.

        5.6 Limitations.

       (a) Notwithstanding any provision of this Agreement to the contrary, no party shall have any obligation to indemnify any person entitled to indemnity under this Article 5 or to pay damages in respect of contract claims arising under this Agreement or any other Transaction Document unless the persons so entitled to indemnity or recovery thereunder have suffered Losses in an aggregate amount attributable to all Claims and obligors in excess of Fifty Thousand Dollars ($50,000) (the "THRESHOLD"), except claims arising from any breach of the representations and warranties contained in Section 2.21 (Taxes) shall not be subject to the Threshold. Once the aggregate amount of Losses exceeds the Threshold, persons entitled to recovery shall be entitled to recover the full amount of all Losses in excess of the Threshold. No person shall be entitled to indemnification under this Article 5 for Losses directly or indirectly caused by a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement or any duty to the potential Indemnitor.

       (b) The maximum aggregate liability of the Members to Buyer on the one hand, and Buyer, on the other hand to the Members, for all claims arising under this Agreement and the other Transaction Documents shall equal the aggregate Purchase Price. For purposes of this Section 5.6(b), the value of Shares received shall be (i) prior to the IPO, the per share Agreed Price (as defined in the Stockholder Agreement) then prevailing; and (ii) after the IPO, the per share closing price on the primary exchange or market on which the Common Stock is traded on the date such indemnifiable Losses become payable, except that the value of any Shares sold in bona fide third party transactions will be the gross proceeds to the Members of such sale.

6.      CONDITIONS TO CLOSING.



        6.1 Conditions to Obligations of Each Party.

        The obligations of the Members, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this
Section 6.1, any one or more of which may be waived in writing by the party entitled to the benefit of such condition; provided, however, that such waiver will not diminish such party's right to indemnification pursuant to Article 5, unless so stated, and provided further that the Members will be required to perform their obligations hereunder, notwithstanding lack of fulfillment of the conditions set forth in this Section 6.1, if Buyer agrees in writing to be liable for, and to indemnify the Members from and against, any obligations that the Members would incur as a result of consummating the transactions contemplated hereby notwithstanding the fact that the conditions in this Section
6.1 have not been fulfilled.

        (a) No Action or Proceeding. No preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement invalid in any material respect or prevents or would be violated by the consummation of the transactions contemplated hereby, or which materially adversely affects the assets, properties, operations, prospects, net income or financial condition of the Company, is in effect; and no action or proceeding has been instituted or threatened by any Governmental Entity, other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, the result of which could constitute a Material Adverse Change.

        (b) Compliance with Law. There shall have been obtained all permits, approvals, and consents of all Governmental Entities that counsel for Buyer or for the Company may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws, including, without limitation, expiration or termination of the waiting period prescribed by the HSR Act.

        6.2 Conditions to Obligations of Buyer.

        The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.2, any one or more of which may be waived by Buyer in writing in its discretion; provided however, such waiver will not waive or diminish Buyer's right to indemnification pursuant to Article 5, unless so stated:

        (a) Representations and Warranties True. The representations and warranties of the Company and the Members contained in this Agreement or in any other Transaction Document shall be true and correct in all material respects as of the date hereof and on the Closing Date, and at the Closing the Company and the Members' Representative shall each have delivered to Buyer a certificate dated the Closing Date to such effect signed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company and by the Members.

        (b) Performance of the Company and the Members. The Company and the Members shall have performed in all material respects all obligations required to be performed by each of them under this Agreement on or before the Closing Date, and at the Closing the Company and the Members, as the case may be, shall each have delivered to Buyer a certificate to such effect dated the Closing Date and signed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company or the Members, as applicable.

        (c) Additional Closing Documents of the Company. Buyer has received, or is receiving at the Closing, all of the following, each duly executed by the parties thereto (other than Buyer) and dated the Closing Date (or an earlier date satisfactory to Buyer), in form and substance satisfactory to Buyer:

               (i) Copies, certified by the Secretary or an Assistant Secretary of the Company of resolutions of the Members authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to be delivered by the Company and the Members and the consummation of the transactions contemplated hereby and thereby;

               (ii) Such other documents as Buyer may reasonably request.

        (d) Additional Closing Documents of Each Member. Buyer has received, or is receiving at the Closing, all of the following, each duly executed by each Member and dated the Closing Date:

               (i) The Accredited Investor Questionnaire described in Section 2.24;

               (ii) A Subordination Agreement substantially in the form of Exhibit D, executed and delivered by each recipient of the Notes (as defined in Schedule 1.3); and

               (iii) Such other duly executed certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement and the other Transaction Documents as Buyer may reasonably request.

        (e) Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity, and of any other person or entity, required under the Contracts, Licenses, or otherwise in connection with the execution, delivery and performance of this Agreement, absence of which could result in material liability to Buyer or a Material Adverse Change, or the cancellation or adverse change in terms of, or payments under, any Contract, shall have been duly obtained in form reasonably satisfactory to Buyer, shall be in full force and effect on the Closing Date and the original executed copies shall have been delivered to Buyer on or before the Closing Date.

        (f) No Adverse Changes. Between the date of this Agreement and the Closing Date there shall not have occurred any Material Adverse Change or any event or circumstance that would reasonably be expected to result in a Material Adverse Change.

        (g) Due Diligence. Buyer is satisfied with the results of its due diligence review of the business, operations, properties, assets, financial condition and prospects of the Company.

        (h) Closing Date Net Worth. At the Closing the Company will (i) have a net worth calculated according to GAAP of at least _____________________ Dollars ($_______), and (ii) sufficient working capital to operate the Company; and at the Closing the Company shall have delivered to Buyer a certificate dated the Closing Date to such effect with supporting financial information, signed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company.

        (i) Financing. Buyer shall have available, on commercially reasonable terms reasonably satisfactory to the senior lenders of Buyer, debt financing sufficient to finance the cash portion of the Purchase Price and the cash portion of the purchase price being paid by Buyer pursuant to each of the Consolidation Transactions, and to provide Buyer with adequate working capital following the transactions contemplated hereby and the Consolidation Transactions.

        (j) No Default. The Company shall not be in default of any material obligation.

        (k) Certificates. The Members shall have delivered to Buyer the certificates representing the Seller Interests and the stock certificates or stock powers as described in Section 1.2.

        (l) Books. The Company shall have delivered to Buyer the record books, ledgers, minute books, corporate seals of the Company and documents relating to the transfer of ownership interests in the Company.

        (m) Employee Matters. Buyer shall be reasonably assured that employees of the Company of a quantity and having the skills sufficient for the operation of the Business are continuing their employment or affiliation with Buyer or Buyer's Affiliates after the Closing. Buyer shall have received Employment Agreements substantially in the form attached hereto as Exhibit E (with conforming changes as appropriate for each employee), duly executed and delivered by the persons named on Schedule 6.2.

        (n) Other Closing Documents. Buyer shall have received such other duly executed certificates, instruments and documents in confirmation of the representations and warranties of the Company or the Members or in furtherance of the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request.

        6.3 Conditions to Obligations of the Members.

        The obligations of the Members to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.3, any one or more of which may be waived by the Members in writing in their discretion; provided however, such waiver will not waive or diminish the right of the Members to indemnification pursuant to Article 5, unless so stated:

        (a) Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement or in any other Transaction Document shall be true and correct in all material respects on the date hereof and on the Closing Date, and at the Closing Buyer shall have delivered to the Company a certificate to such effect dated the Closing Date, signed by the President or any Vice President and the Secretary or any Assistant Secretary of Buyer.

        (b) Performance of Covenants. Buyer shall have performed in all material respects all obligations required to be performed by Buyer under this Agreement on or before the Closing Date, and at the Closing Buyer shall have delivered to the Company a certificate to such effect dated the Closing Date signed by the President or any Vice President and the Secretary or any Assistant Secretary of Buyer.

        (c) Additional Closing Documents of Buyer. Buyer has executed and delivered, or is executing and delivering at the Closing the following documents, each dated the Closing Date:

               (i) Copies, certified by the Secretary or an Assistant Secretary of Buyer, of resolutions of its Members authorizing the execution and delivery of this Agreement and the other Transaction Documents to be delivered by Buyer and the consummation of the transactions contemplated hereby;

               (ii) The Notes;

               (iii) Employment Agreements substantially in the form of Exhibit E (with conforming changes as appropriate for each employee), with each of the persons named on Schedule 6.2.

        (d) The Cash Payment. The Members shall have received the Cash Payment (as described in Schedule 1.3).

        (e) Tax Treatment. Buyer shall have received from Ernst & Young LLP a tax opinion to the effect that the purchase and sale of the Seller Shares contemplated hereby should qualify for treatment under Section 351 of the Code, which opinion will permit reliance thereon by the Member.

7.      MISCELLANEOUS.

        7.1 Termination.

        This Agreement and the transactions contemplated hereby may be terminated (a) by Buyer, if (i) the Company or the Members fail to comply in any material respect with any of its or their covenants or agreements contained herein, or (ii) any of the representations and warranties of the Company or the Members is breached or is inaccurate in any material way; (b) by the Company or the Members if (i) Buyer fails to comply in any material respect with any of its covenants or agreements contained herein, or (ii) any of the representations and warranties of Buyer is breached or is inaccurate in any material way; or (c) by the Company or Buyer if (i) a Governmental Entity has issued a non-appealable order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto have used their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; or (ii) a condition to its performance hereunder has not been satisfied or waived prior to March 31, 1999; provided however, that if the board of directors of Buyer should, in good faith, determine that it is necessary to extend the Closing for the purpose of facilitating the financing of the Additional Consolidation Transactions, it may extend such date by thirty-two
(32) days. Notwithstanding the foregoing, a party may not terminate this Agreement if the event giving rise to the termination right results from the willful failure of such party to perform or observe any of the covenants or agreements set forth herein to be performed or observed by such party or if such party is, at such time, in material breach of this Agreement.

        In the event of termination of this Agreement pursuant to this Section 7.1, written notice shall be given forthwith by the terminating party to the other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any party. If this Agreement is terminated as provided herein, no party to this Agreement will have any liability or further obligation to any other party to this Agreement except as provided in Sections 2.29 (Brokers), 4.2 (Confidentiality), 5 (Survival; Indemnification), 7.12 (Expenses), 7.13 (Arbitration), 7.14 (Submission to Jurisdiction), and 7.15 (Attorneys' Fees), and except that termination of this Agreement will not affect any liability of any party for any breach of this Agreement prior to termination, or any breach at any time of the provisions hereof surviving termination.

        7.2 Notices.

        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 7.2:

               If to Buyer:         Chief Executive Officer
                                    EPS Solutions Corporation
                                    695 Town Center Drive, Suite 400
                                    Costa Mesa, California 92626
                                    Telephone No.:  (714) 429-5500
                                    Facsimile No.:  (714) 429-5559

               With a copy to:      Brian W. Copple, Esq.
                                    Gibson, Dunn & Crutcher LLP
                                    4 Park Plaza, Jamboree Center
                                    Irvine, California  92614
                                    Telephone No.:  (949) 451-3874
                                    Facsimile No.:  (949) 451-4220

               If to the Company
               or any Member:Dennis Nystrom
                                    c/o EPS Solutions Corporation
                                    695 Town Center Dr., Suite 400
                                    Costa Mesa, California  92626
                                    Telephone No.:  (714) 429-5500
                                    Facsimile No.:  (714) 429-5559

        7.3 Assignability and Parties in Interest.

        This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto, except that Buyer may assign its rights and obligations under this Agreement in whole or in part to any Affiliate or Affiliates of Buyer or any successor to all or substantially all of the business or assets of Buyer. This Agreement shall inure to the benefit of and be binding upon Buyer and the Company and their respective permitted successors and assigns and upon each Member and his or her executors, administrators, heirs, legal representatives and permitted successors and assigns. Nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

        7.4 Governing Law.

        This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to its conflicts-of-law principles.

        7.5 Counterparts.

        Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

        7.6 Publicity.

        Prior to the Closing Date, no party may, or may it permit its Affiliates to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer and the Company, except that Buyer may disclose details of this Agreement to other participants in, or as necessary to effect, the Consolidation Transactions. Notwithstanding the foregoing, in the event any such press release or announcement is required by law to be made by the party proposing to issue the same, such party shall consult in good faith with the other party as far in advance as practicable to the issuance of any such press release or announcement.

        7.7 Complete Agreement.

        This Agreement, the exhibits and schedules hereto, and the other Transaction Documents contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

        7.8 Modifications, Amendments and Waivers.

        At any time prior to the Closing Date or termination of this Agreement, any party may, (a) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any other Transaction Document; and (b) waive compliance by any other party with any of the covenants or agreements contained in this Agreement. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any of the rights of remedies, at law or equity, of the party entitled to the benefit of such provisions unless made in writing and executed by the party entitled to the benefit of such provision.

        7.9 Headings; References.

        The headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to Articles, Sections, Schedules and Exhibits refer to the referenced Articles, Sections, Schedules or Exhibits hereof unless otherwise specified.

        7.10 Severability.

        Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

        7.11 Investigation.

        All representations and warranties contained herein which are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof. Representations and warranties made to the knowledge of the Company shall be deemed made to the knowledge of the Members only and no other person.

        7.12 Expenses of Transactions.

        All fees, costs and expenses incurred by Buyer, in connection with the transactions contemplated by this Agreement shall be borne Buyer, and all fees, costs and expenses incurred by the Company or the Members in connection with the transactions contemplated by this Agreement shall be borne by the Members jointly and severally.

        7.13 Arbitration.



        (a) (i) Any controversy or claim arising out of or relating to this Agreement shall be solely and finally settled by arbitration administered by the American Arbitration Association (the "AAA") in accordance with its Commercial Arbitration Rules as then in effect (the "RULES"), except to the extent such Rules vary from the following provisions. Notwithstanding the previous sentence, the parties hereto may seek provisional remedies in courts of appropriate jurisdiction, and such request shall not be deemed a waiver of the right to compel arbitration of a dispute hereunder.

        (ii) If any controversy or claim arising out of or relating to this Agreement or any other Transaction Document also arises out of or relates to the employment of any Stockholder by Buyer or any affiliate of Buyer, the provisions of this Agreement governing dispute resolution shall govern resolution of such controversy or claim. The provisions of this Agreement governing dispute resolution supersede any provisions relating to such matters in any employment agreement between any Stockholder and Buyer or any affiliate of Buyer.

(iii) The arbitration shall be conducted by one independent and impartial arbitrator, appointed by the AAA; provided however, if the claim and any counterclaim, in the aggregate, together with other arbitrations that are consolidated pursuant to Section 7.13(f), exceed Five Hundred Thousand Dollars ($500,000) (the "ARBITRATION THRESHOLD"), exclusive of interest and attorney's fees, the dispute shall be heard and determined by three (3) arbitrators as provided herein (such arbitrator or arbitrators are hereinafter referred to as the "ARBITRATOR"). The judgment of the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be held in Orange County, California unless the parties to the arbitration agree to another location.

        (b) If a party hereto determines to submit a dispute for arbitration pursuant to this Section 7.13, such party shall furnish the other party with whom it has the dispute with a notice of arbitration as provided in the Rules (an "ARBITRATION NOTICE") which, in addition to the items required by the Rules, shall include a statement of the nature, with reasonable detail, of the dispute. A copy of the Arbitration Notice shall be concurrently provided to the AAA, along with a copy of this Agreement, and if pursuant to Section 7.13(a) one (1) Arbitrator is to be appointed, a request to appoint the Arbitrator. If a party has a counterclaim against the other party, such party shall furnish the party with whom it has the dispute a notice of such claim as provided in the Rules (a "NOTICE OF COUNTERCLAIM") within ten (10) days of receipt of the Arbitration Notice, which, in addition to the items required by the Rules, shall include a statement of the nature, with reasonable detail, of the dispute. A copy of the Notice of Counterclaim shall be concurrently provided to the AAA. If the claim set forth in the Notice of Counterclaim causes the aggregate amount in dispute to exceed the Arbitration Threshold, the Notice of Counterclaim shall so state. If pursuant to Section 7.13(a) three (3) Arbitrators are to be appointed, within fifteen (15) days after receipt of the Arbitration Notice or the Notice of Counterclaim as applicable, each party shall select one person to act as Arbitrator and the two (2) selected shall select a third arbitrator within ten
(10) days of their appointment. If the Arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within such time, the third arbitrator shall be selected by the AAA. Each arbitrator shall be a practicing attorney or a retired or former judge with at least twenty (20) years experience with and knowledge of securities laws, complex business transactions, and mergers and acquisitions.

        (c) Once an Arbitrator is assigned to hear the matter, the Arbitrator shall schedule a pre-hearing conference to reach agreement on procedural and scheduling matters, arrange for the exchange of information, obtain stipulations and attempt to narrow the issues.

        (d) At the pre-hearing conference, the Arbitrator shall have the discretion to order, to the extent the Arbitrator deems relevant and appropriate, that each party may (i) serve a maximum of one set of no more than twenty (20) requests for production of documents and one set of ten (10) interrogatories (without subparts) upon the other parties; and (ii) depose a maximum of five (5) witnesses. All objections to discovery are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The responses to the document demand, the documents to be produced thereunder, and the responses to the interrogatories shall be delivered to the propounding party thirty (30) days after receipt by the responding party of such document demand or interrogatory. Each deposition shall be taken on reasonable notice to the deponent, and must be concluded within eight (8) hours and all depositions must be taken within forty-five (45) days following the pre-hearing conference. Any party deposing an opponent's expert must pay the expert's fee for attending the deposition. All discovery disputes shall be decided by the Arbitrator.

        (e) The parties must file briefs with the Arbitrator at least three (3) days before the arbitration hearing, specifying the facts each intends to prove and analyzing the applicable law. The parties have the right to representation by legal counsel throughout the arbitration proceedings. The presentation of evidence at the arbitration hearing shall be governed by the Federal Rules of Evidence. Oral evidence given at the arbitration hearing shall be given under oath. Any party desiring a stenographic record may secure a court reporter to attend the arbitration proceedings. The party requesting the court reporter must notify the other parties and the Arbitrator of the arrangement in advance of the hearing, and must pay for the cost incurred.

        (f) Any arbitration can be consolidated with one or more arbitrations involving other parties, which arise under agreement(s) between the Buyer and such other parties, if more than one such arbitration is commenced and any party thereto contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the Arbitrator selected in the first-filed of such proceedings shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before that Arbitrator.

        (g) The Arbitrator's award shall be in writing, signed by the Arbitrator and shall contain a concise statement regarding the reasons for the disposition of any claim.

        (h) To the extent permissible under applicable law, the award of the Arbitrator shall be final. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law.

        7.14 Submission to Jurisdiction.

        All actions or proceedings arising in connection with this Agreement for preliminary or injunctive relief or matters not subject to arbitration, if any, shall be tried and litigated exclusively in the state or federal courts located in the County of Orange, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Orange, State of California shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in

Section 7.2. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

        7.15 Attorneys' Fees.

        If Buyer or any of its Affiliates, successors or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against the Company or any of its Affiliates, successors or assigns or any Member, or if the Company or any of its Affiliates, successors or assigns or any Member brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against Buyer or any of its Affiliates, successors or assigns, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "ACTION"), in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs (at the prevailing party's attorneys' then-prevailing rates) incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a "DECISION") granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision.

        For the purposes of this Section, attorneys' fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.

        For purposes of this paragraph, "PREVAILING PARTY" includes, without limitation, a party who agrees to dismiss an action on the other party's payment of the sum allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it. If there are multiple claims, the prevailing party shall be determined with respect to each claim separately. The prevailing party shall be the party who has obtained the greater relief in connection with any particular claim, although, with respect to any claim, it may be determined that there is no PREVAILING PARTY.

        7.16 Enforcement of the Agreement.

        The Company, the Members and Buyer acknowledge that irreparable damage would occur if any of the obligations of the Company and the Members under this Agreement were not performed in accordance with their specific terms or were otherwise breached. Buyer will be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or the Members and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which Buyer is entitled at law or in equity.

        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

EPS SOLUTIONS CORPORATION



By: /s/ MARK C. COLEMAN
   -----------------------------------------
   Name: Mark C. Coleman
        ------------------------------------
   Title: SVP
         -----------------------------------


NATIONAL HEALTH CARE RECOVERY SERVICES, L.L.C.

By:      IM COMET LLC
Its:     Manager

         By:   COMET CAPITAL CORP. NV
         Its:  Manager

               By: /s/ ERIK R. WATTS
                  --------------------------
                  Name:  Erik R. Watts
                  Title: Manager
                        --------------------



MEMBER(S):


IM COMET LLC

By:      COMET CAPITAL CORP. NV
Its:     Manager

               By: ERIK R. WATTS
                  --------------------------
                  Name:  Erik R. Watts
                  Title: Manager
                        --------------------

/s/ DENNIS NYSTROM
--------------------------------------------
DENNIS NYSTROM

/s/ DEBRA LAW
--------------------------------------------
DEBRA LAW

                                  SCHEDULE 1.3

                                 PURCHASE PRICE


        (a)    Aggregate Purchase Price.

               (i) An aggregate of One Million Sixty Seven Thousand Four Hundred Twenty Seven Dollars and Twenty-Six Cents ($1,067,427.26) (the "CASH PAYMENT").

               (ii) Cancellation of that certain Promissory Note and Pledge Agreement made by Debra J. Law in favor of Buyer in the principal amount of Five Hundred Thirty-Two Thousand Five Hundred Seventy Two Dollars and Seventy-Four Cents ($532,572.74).

               (iii) Promissory notes of Buyer, dated as of the Closing Date substantially in the form of Exhibit F for an aggregate principal amount of Six Million Four Hundred Thousand Dollars ($6,400,000) (the "NOTE").

               (iv) Repayment of Sellers Indebtedness as described on Schedule
        2.22 in the aggregate amount of $1,350,000 via cash payments at closing in the principal amount of $675,000 to each of Comet Capital Corporation NV and IM Investments, Inc.

        (b)    Consideration per Member.


-----------------------------------------------------------------------------------------------------------
                               Seller Interests
          Name of                Owned and to              Cash               Note              Debt
          Member               be sold to Buyer        Consideration      Consideration     Forgiveness
-----------------------------------------------------------------------------------------------------------
IM COMET LLC                          80%                    0             $6,400,000
-----------------------------------------------------------------------------------------------------------

DENNIS NYSTROM                      12 1/2%              $1,000,000
-----------------------------------------------------------------------------------------------------------

DEBRA LAW                           7 1/2%               $67,427.26                       $532,572.74
-----------------------------------------------------------------------------------------------------------

COMET CAPITAL CORPORATION              0                   $675,000
NV                                                  (DEBT REPAYMENT)
-----------------------------------------------------------------------------------------------------------

IM INVESTMENTS, INC.                   0                   $675,000
                                                    (DEBT REPAYMENT)
-----------------------------------------------------------------------------------------------------------